    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 1996.

                                                      REGISTRATION NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                         PENNCORP FINANCIAL GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                 DELAWARE                                     13-3543540
       (State or Other Jurisdiction                        (I.R.S. Employer
     of Incorporation or Organization)                  Identification Number)
                                                       SCOTT D. SILVERMAN, ESQ.
                                                SENIOR VICE PRESIDENT, GENERAL COUNSEL
        745 FIFTH AVENUE, SUITE 500                          AND SECRETARY
         NEW YORK, NEW YORK 10151                   PENNCORP FINANCIAL GROUP, INC.
              (212) 832-0700                          745 FIFTH AVENUE, SUITE 500
(Address, Including Zip Code, and Telephone            NEW YORK, NEW YORK 10151
      Number, Including Area Code, of                       (212) 832-0700
 Registrant's Principal Executive Office)       (Name, Address, Including Zip Code, and
                                                Telephone Number, Including Area Code,
                                                         of Agent For Service)

                                    Copy to:

                            JEREMY W. DICKENS, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                               100 CRESCENT COURT
                                   SUITE 1300
                              DALLAS, TEXAS 75201

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                             ---------------------

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                                 PROPOSED        PROPOSED
                                                                 MAXIMUM         MAXIMUM       AMOUNT OF
TITLE OF EACH CLASS OF                       AMOUNT TO BE     OFFERING PRICE    AGGREGATE    REGISTRATION
SECURITY TO BE REGISTERED                     REGISTERED        PER SHARE     OFFERING PRICE      FEE

----------------------------------------------------------------------------------------------------------
$3.50 Series II Convertible Preferred
  Stock, par value $.01 per share......... 2,875,000 shares    $53.63(1)    $154,186,250(1)  $46,723.11
----------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share.... 4,118,911 shares(2)        --            --          -- (3)
==========================================================================================================

(1) Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the bid and asked price of the $3.50 Series II Convertible Preferred Stock of the Registrant on September 30, 1996, as reported to the Registrant by Smith Barney Inc.

(2) Or such greater number of shares of Common Stock resulting from an adjustment to the conversion price of the $3.50 Series II Convertible Preferred Stock pursuant to the Certificate of Designation governing the $3.50 Series II Convertible Preferred Stock.

(3) Pursuant to Rule 457(i) under the Securities Act, no additional filing fee is required with respect to the shares of Common Stock of the Registrant issuable upon conversion of the $3.50 Series II Convertible Preferred Stock of the Registrant.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************


                  SUBJECT TO COMPLETION, DATED OCTOBER 2, 1996

PROSPECTUS
                         PENNCORP FINANCIAL GROUP, INC.

        2,875,000 SHARES OF $3.50 SERIES II CONVERTIBLE PREFERRED STOCK
                        4,118,911 SHARES OF COMMON STOCK

     This Prospectus relates to the offer and sale by the Selling Securityholders (as hereinafter defined) of (i) up to 2,875,000 shares of $3.50 Series II Convertible Preferred Stock, par value $0.01 per share (the "Convertible Preferred Stock"), of PennCorp Financial Group, Inc., a Delaware corporation ("PennCorp" or the "Company") and (ii) up to 4,118,911 shares of common stock, par value $.01 per share, of PennCorp (or such other number of shares of Common Stock resulting from an adjustment to the conversion price of the Convertible Preferred Stock pursuant to the antidilution provisions of the Certificate of Designation (the "Certificate of Designation") governing the Convertible Preferred Stock) issuable upon conversion of the Convertible Preferred Stock (the "Common Stock"; the shares of Convertible Preferred Stock and underlying Common Stock to which this Prospectus relates collectively being the "Securities"). This Prospectus also relates to the offer and sale by PennCorp of the Common Stock issuable upon conversion of the Convertible Preferred Stock. The Company issued and sold all the shares of Convertible Preferred Stock to Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the "Initial Purchasers") in August 1996 in a private placement transaction. The Selling Securityholders acquired the Convertible Preferred Stock from the Initial Purchasers or in subsequent secondary market transactions.

     Each share of Convertible Preferred Stock has a liquidation preference of $50.00. The Convertible Preferred Stock is convertible at the option of the holder at any time after November 5, 1996, unless previously redeemed, into Common Stock of PennCorp at a conversion price of $34.90 per share of Common Stock, subject to adjustment in certain events. On October 1, 1996, the last reported sale price of the Common Stock on the New York Stock Exchange (symbol "PFG") was $32.375 per share.

     The Convertible Preferred Stock is not redeemable prior to August 2, 1999. Thereafter, the Convertible Preferred Stock is redeemable at the option of the Company, in whole or in part, at specified redemption prices plus accrued and unpaid dividends through the redemption date. Dividends on the Convertible Preferred Stock are cumulative from August 7, 1996 and are payable quarterly in arrears commencing November 1, 1996. See "Description of the Convertible Preferred Stock."

     The Selling Securityholders may sell the Securities to which this Prospectus relates in whole or from time to time in part through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated. The Company will receive no proceeds from the sale of the Securities by the Selling Securityholders. The Company will pay all expenses incident to the registration of the Securities offered hereby, except for brokers' commissions, underwriters' discounts or commissions, and the fees and expenses of any counsel for the Selling Securityholders. The Selling Securityholders and any broker, dealer or underwriter that participates with the Selling Securityholders in the distribution of the Securities may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of such Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements between PennCorp and the Selling Securityholders.

     The Convertible Preferred Stock currently trades in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Shares of Convertible Preferred Stock sold pursuant to this Prospectus thereafter will not be eligible for trading in the PORTAL Market. PennCorp does not intend to list the Convertible Preferred Stock on any securities exchange or to seek approval for quotation of the Convertible Preferred Stock through any automated quotation system. Although the Initial Purchasers have advised PennCorp that they intend to make a market in the Convertible Preferred Stock, they are not obligated to do so and may suspend any such market-making activities at any time and without prior notice. Accordingly, there can be no assurance that an active market for the Convertible Preferred Stock will develop or be maintained.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY PROSPECTIVE INVESTORS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS             , 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information may be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60611, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements regarding registrants, such as the Company, that file electronically with the Commission. In addition, the Company's Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") and such material also is available for inspection at its offices at 20 Broad Street, New York, New York 10005.

     The Company has filed a Registration Statement (together with all amendments and exhibits thereto, the "Registration Statement"), of which this Prospectus is a part, with the Commission with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission referred to above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated into this Prospectus by reference:

          (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by the Company's Annual Report on Form 10-K/A for the year ended December 31, 1995;

          (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, as amended by the Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996;

          (3) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

          (4) The Company's Current Report on Form 8-K dated July 15, 1996;

          (5) The Company's Current Report on Form 8-K dated July 24, 1996;

          (6) The Company's Current Report on Form 8-K dated August 5, 1996; and

          (7) The financial statements of Integon Life Corporation and Subsidiaries included on pages F-28 to F-58 of the Prospectus, dated February 28, 1996, relating to the offer and sale of 4,462,000 shares of Common Stock of the Company and filed with the Commission pursuant to Rule 424(b) under the Securities Act (File No. 333-00092).

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any of the documents which have been or may be incorporated herein by reference, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for such copies should be directed to PennCorp Financial, Inc., at 3 Bethesda Metro Center, Suite 1600, Bethesda, Maryland 20814, Attention: Investor Relations, telephone number (301) 656-1777.

                             ---------------------

     FOR NORTH CAROLINA INVESTORS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT.

                                  THE COMPANY

     The Company, through its operating subsidiaries, is a low cost provider of life insurance, fixed benefit accident and sickness insurance and annuity products throughout the United States and Canada. The Company's products are sold through several distribution channels, including exclusive agents, general agents and payroll deduction programs, and are targeted primarily to middle income individuals in rural and suburban areas.

     The Company's principal executive office is located at 745 Fifth Avenue, New York, New York 10151, and its telephone number is (212) 832-0700. The Company's principal insurance and related support operations are headquartered in Raleigh, North Carolina.

                                  RISK FACTORS

     The following factors should be carefully considered, together with the information in this Prospectus and the documents incorporated by reference herein, in evaluating an investment in the Securities offered hereby.

RELIANCE ON DIVIDENDS AND OTHER PAYMENTS FROM INSURANCE SUBSIDIARIES

     PennCorp is a holding company with no independent business operations. Consequently, PennCorp's primary sources of cash to meet its debt service and other obligations and to pay dividends on its capital stock are dividends, surplus debenture payments and tax sharing payments from its various subsidiaries. The ability of such subsidiaries to make dividend and other payments to PennCorp is dependent upon their receipt of sufficient cash payments from their respective insurance subsidiaries. The ability of the Company's insurance subsidiaries to pay dividends and make other payments is limited by the insurance laws of their respective states of domicile. There can be no assurance that the Company's insurance subsidiaries will continue to be able to make sufficient funds available to the Company without regulatory approval or that the Company will be able to obtain any regulatory approvals that may be required from time to time.

LIMITATIONS ON ABILITY TO PAY DIVIDENDS ON CONVERTIBLE PREFERRED STOCK AND COMMON STOCK

     In addition to the limitations imposed on the Company's insurance subsidiaries' ability to pay dividends under applicable insurance laws, under Delaware law PennCorp is permitted to pay dividends on its capital stock, including the Convertible Preferred Stock and the Common Stock issuable upon conversion thereof, only out of its surplus, or, in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay cash dividends, PennCorp must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. In determining PennCorp's ability to pay dividends, Delaware law permits the Board of Directors to revalue its assets and liabilities from time to time to their current fair market value in order to create surplus. PennCorp cannot determine what the fair market value of its assets and liabilities will be in the future and, accordingly, there can be no assurance that PennCorp will be able to continue paying dividends.

     Further, PennCorp's ability to pay dividends is limited by the terms of its outstanding 9 1/4% Senior Subordinated Notes due 2003 and its $3.375 Convertible Preferred Stock, par value $.01 per share (the "$3.375 Convertible Preferred Stock"), and from time to time may be limited by the terms of its other indebtedness.

REGULATION

     Insurance companies are subject to governmental regulation in each of the jurisdictions in which they conduct business. Insurance regulatory agencies have broad administrative power with respect to all aspects of an insurance company's business, including rates, policy forms, dividend payments, capital adequacy and the amount and type of investments it may have. These regulations are intended primarily to protect policyholders rather than securityholders.

     In certain states, the Company's insurance subsidiaries' licenses are subject to restrictions, including restrictions on the amount of new business that may be written without prior regulatory approval. Substantially all of these restrictions were imposed with respect to events occurring prior to the Company's acquisition of the affected subsidiaries. These restrictions have not had a material adverse effect on the Company's results of operation. There can be no assurance that the Company's insurance subsidiaries will not become subject to additional and/or more material restrictions in these or other states.

     The insurance regulatory framework continues to be subject to scrutiny by the National Association of Insurance Commissioners, state legislatures and the United States Congress. No assurance can be given that future legislative or regulatory changes resulting from such activity will not adversely affect the Company.

RATINGS

     Claims-paying and financial strength ratings, such as those assigned by A.M. Best Company ("A.M. Best") and other independent insurance rating organizations, have become an increasingly important factor in establishing the competitive position of insurance companies, especially for companies like the Company's recently acquired subsidiary, United Companies Life Insurance Company ("UC Life"), that sell deferred annuity products. Management believes that the A.M. Best rating held by UC Life is important to maintaining public confidence in UC Life. A lower rating could materially and adversely affect UC Life's ability to market its products, particularly annuities sold through financial institutions, and could increase the surrender of its annuity policies. Both of these consequences could, depending upon the extent thereof, have a material adverse effect on UC Life's liquidity and, under certain circumstances, net income, the result of which could have a material adverse effect on the Company.

ABSENCE OF PUBLIC MARKET FOR THE CONVERTIBLE PREFERRED STOCK

     The Convertible Preferred Stock currently trades in the PORTAL Market. However, shares of Convertible Preferred Stock sold pursuant to this Prospectus will not thereafter be eligible for trading in the PORTAL Market. PennCorp does not intend to list the Convertible Preferred Stock on any securities exchange or to seek approval for quotation of the Convertible Preferred Stock through any automated quotation system. Although the Initial Purchasers have advised PennCorp that they intend to make a market in the Convertible Preferred Stock, they are not obligated to do so and may suspend any such market-making activities at any time and without prior notice. Accordingly, there can be no assurance that an active market for the Convertible Preferred Stock will develop or be maintained. Further, future trading prices of the Convertible Preferred Stock will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders. All of the expenses incurred in connection with the registration of the Securities offered hereby will be paid by the Company, except for brokers' commissions, underwriters' discounts or commissions, and the fees and expenses of any counsel for the Selling Securityholders, which will be paid by the Selling Securityholders.

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The Company's ratio of earnings to fixed charges and preferred stock dividends for each of the periods indicated is as follows:

                                                  SIX MONTHS ENDED
           YEAR ENDED DECEMBER 31,                    JUNE 30,
----------------------------------------------    ----------------
 1991      1992      1993      1994      1995      1995      1996
------    ------    ------    ------    ------    ------    ------
 1.55x     1.95x     6.25x     3.53x     3.55x     3.42x     3.52x

     For purposes of the foregoing ratio, earnings consist of pre-tax income from operations plus fixed charges (excluding capitalized interest). The Company's fixed charges consist of (i) interest, whether expensed or capitalized, (ii) amortization of deferred debt issuance costs, including any discount or premium, whether expensed or capitalized, and (iii) the component of rental expense determined by management to be representative of the interest factor thereon. Preferred stock dividends have been adjusted to an amount equal to the pre-tax earnings necessary to provide for the dividends.

                            SELLING SECURITYHOLDERS

     The Registration Statement of which the Prospectus is a part has been filed pursuant to Rule 415 under the Securities Act to afford the holders of the Securities the opportunity to sell their Securities in public transactions rather than pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act. In order to avail itself of that opportunity, a holder must notify the Company in writing of its intention to sell Securities and request the Company to file a supplement to this Prospectus or an amendment to the Registration Statement identifying such holder as a Selling Securityholder and disclosing such other information concerning the Selling Securityholder and the Securities to be sold as may then be required by the Securities Act and the rules and regulations thereunder, as applicable. No offer or sale pursuant to this Prospectus may be made by any holder until such a request has been made and until any such supplement has been filed or any such amendment has become effective. The holders of Securities who have made such a request and as to which any such required supplement or amendment has been filed or become effective are referred to herein as the "Selling Securityholders."

     As of the date of this Prospectus, no holder of Securities has made such a request and, accordingly, no Selling Securityholders are named herein. The Company will from time to time supplement or amend this Prospectus to reflect the required information concerning any Selling Securityholders.

                              PLAN OF DISTRIBUTION

     The Selling Securityholders may sell the Securities to which this Prospectus relates in whole or from time to time in part through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated. PennCorp will receive no proceeds from the sale of the Securities by the Selling Securityholders. The Company will pay all expenses incident to the registration of the Securities offered hereby, except for brokers' commissions, underwriters' discounts or commissions, and the fees and expenses of any counsel for the Selling Securityholders.

     The Convertible Preferred Stock currently trades in the PORTAL Market. However, shares of Convertible Preferred Stock sold pursuant to this Prospectus will not thereafter be eligible for trading in the PORTAL Market. PennCorp does not intend to list the Convertible Preferred Stock on any securities exchange or to seek approval for quotation of the Convertible Preferred Stock through any automated quotation system. Although the Initial Purchasers have advised PennCorp that they intend to make a market in the Convertible Preferred Stock, they are not obligated to do so and may suspend any such market-making activities at any time and without prior notice. Accordingly, there can be no assurance that an active market for the Convertible Preferred Stock will develop or be maintained.

     The Company will issue the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock to registered holders of the Convertible Preferred Stock upon the conversion thereof. The Common Stock is listed on the NYSE and trades under the symbol "PFG."

     In order to comply with the securities laws of certain states, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Securityholders and any broker, dealer or underwriter that participates with the Selling Securityholders in the distribution of the Securities may be deemed to be an "underwriter" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of such Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any persons engaged in a distribution of the Securities offered hereby may not simultaneously engage in market making activities or other purchases with respect to the Securities for a period of nine business days in the case of Convertible Preferred Stock and for a period of two business days in the case of Common Stock prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Securities by the Selling Securityholders. All of the foregoing may affect the marketability of the Securities.

     In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Convertible Preferred Stock or Common Stock described herein, and any Selling Securityholder may transfer, devise or make a gift of such securities by other means not described herein.

     The Company and the Selling Securityholders are obligated to indemnify each other against certain liabilities arising under the Securities Act.

                 DESCRIPTION OF THE CONVERTIBLE PREFERRED STOCK

     The following summary description of the Convertible Preferred Stock is qualified in its entirety by reference to the Certificate of Designation governing the Convertible Preferred Stock, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

     The Convertible Preferred Stock is a series of preferred stock consisting of 2,875,000 shares.

DIVIDENDS

     Holders of Convertible Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of legally available funds, cash dividends at an annual rate of $3.50 per share, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning November 1, 1996. If that date is a Saturday, Sunday or legal holiday, however, the dividend will be payable on the next business day. Dividends will accrue and be cumulative from the most recent date to which dividends have been paid or, if none have been paid, from August 7, 1996 and will be payable to holders of record on the record date for each dividend payment fixed by the Board of Directors.

     The Convertible Preferred Stock has priority as to dividends over the Common Stock and any other series or class of the Company's stock that ranks junior to the Convertible Preferred Stock as to dividends ("Junior Dividend Stock"). No dividend (other than dividends payable solely in Common Stock, any Junior Dividend Stock or warrants or other rights to acquire such Common Stock or Junior Dividend Stock) may be paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Company of, the Common Stock or Junior Dividend Stock unless all accrued and unpaid dividends on the Convertible Preferred Stock, including the full dividend for the then-current quarterly dividend period, shall have been paid or declared and set apart for payment without interest. The Series B Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), and Series C Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), of the Company issued in connection with the acquisition of Salem Life Insurance Corporation, Integon Life Insurance Corporation and Georgia International Life Insurance Company do not require the payment of cash dividends and, accordingly, effectively rank junior to the Convertible Preferred Stock as to dividends.

     Except as provided below, the Company may not pay dividends on any class or series of stock, if hereafter issued, having parity with the Convertible Preferred Stock as to dividends ("Parity Dividend Stock") unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior dividend payment periods on the Convertible Preferred Stock. In addition, except as provided below, the Company may not pay dividends on the Convertible Preferred Stock unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior dividend payment periods on the Parity Dividend Stock. Whenever all accrued dividends in respect of prior dividend payment periods are not paid in full on Convertible Preferred Stock and on any Parity Dividend Stock, all dividends declared on the Convertible Preferred Stock and the Parity Dividend Stock will be declared and made pro rata so that the amount of dividends declared on the Convertible Preferred Stock and the Parity Dividend Stock will bear the same ratio that accrued and unpaid dividends in respect of prior dividend payment periods on the Convertible Preferred Stock and the Parity Dividend Stock bear to each other. The $3.375 Convertible Preferred Stock is Parity Dividend Stock and accrues an aggregate of $7.8 million in dividends per annum, which dividends are payable quarterly in arrears.

     The Company may not purchase any shares of the Convertible Preferred Stock or any Parity Dividend Stock (except for consideration payable in Common Stock or Junior Dividend Stock) or redeem fewer than all the shares of the Convertible Preferred Stock and Parity Dividend Stock then outstanding if the Company has failed to pay any accrued dividend on the Convertible Preferred Stock or any Parity Dividend Stock on a stated payment date. Notwithstanding the foregoing, in such event, the Company may purchase or redeem fewer than all the shares of the Convertible Preferred Stock and Parity Dividend Stock if such repurchase or redemption is made pro rata so that the amounts purchased or redeemed bear to each other the same ratio that the required redemption payments on the shares of the Convertible Preferred Stock and any Parity Dividend Stock then outstanding bear to each other.

     If the Company hereafter issues any series or class of stock that ranks senior as to dividends to the Convertible Preferred Stock ("Senior Dividend Stock") and fails to pay or declare and set apart for payment accrued and unpaid dividends on any Senior Dividend Stock (except to the extent allowed by the terms of the Senior Dividend Stock), the Company may not pay or declare and set apart for payment any dividend on the Convertible Preferred Stock unless and until all accrued and unpaid dividends on the Senior Dividend Stock, including the full dividends for the then current dividend period, have been paid or declared and set apart for payment without interest. The Company has no Senior Dividend Stock outstanding on the date of this Prospectus.

     The dividend payable on Convertible Preferred Stock for each quarterly dividend period is computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and for any period shorter than a full quarterly dividend period is computed on the basis of a 360-day year of twelve 30-day months. No interest is payable on any Convertible Preferred Stock dividend that may be in arrears.

     Under Delaware law, the Company may declare and pay dividends or make other distributions on its capital stock only out of surplus, as defined in the Delaware General Corporation Law, or if no surplus is available, out of its net profits for the fiscal year in which the dividend or distribution is declared and the preceding fiscal year. No dividends or distributions may be declared or paid if the Company is or would be rendered insolvent by virtue of the dividend or distribution, or if the declaration, payment or distribution would contravene the Company's Second Restated Certificate of Incorporation, as amended. The Company's ability to pay dividends on its capital stock, including the Convertible Preferred Stock, is dependent upon the receipt of funds from its subsidiaries. Dividends and other payments by the Company's insurance subsidiaries are regulated by the insurance laws of their respective jurisdictions of domicile. See "Risk
Factors -- Reliance on Dividends and Other Payments from Insurance
Subsidiaries."

LIQUIDATION RIGHTS

     In the case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, subject to the payment in full, or until provision has been made for the payment in full, of all claims of creditors of the Company, holders of Convertible Preferred Stock are entitled to receive the liquidation preference of $50.00 per share, plus an amount equal to any accrued and unpaid dividends, whether or not declared, to the payment date, before any payment or distribution is made to the holders of Common Stock or any other series or class of stock hereafter issued that ranks junior as to liquidation rights to the Convertible Preferred Stock ("Junior Liquidation Stock"). Holders of Convertible Preferred Stock are not entitled to receive the liquidation preference of their shares until the liquidation preference of any other series or class of stock hereafter issued that ranks senior as to liquidation rights to the Convertible Preferred Stock ("Senior Liquidation Stock"), if any, has been paid in full. The holders of Convertible Preferred Stock and any series or class of stock hereafter issued that ranks on a parity as to the liquidation rights with the Convertible Preferred Stock ("Parity Liquidation Stock") are entitled to share ratably, in accordance with the respective preferential amounts payable on their stock, in any distribution (after payment of the liquidation preference on any Senior Liquidation Stock) that is not sufficient to pay in full the aggregate liquidation preference on both the Convertible Preferred Stock and any Parity Liquidation Stock.

     After payment in full of the liquidation preference plus any accrued and unpaid dividends on the Convertible Preferred Stock, the holders will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another entity nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.

     Each of the $3.375 Convertible Preferred Stock ($116.9 million aggregate liquidation preference as of June 30, 1996), the Series B Preferred Stock, par value $.01 per share ($14.0 million aggregate liquidation preference as of June 30, 1996), and the Series C Preferred Stock, par value $.01 per share ($19.4 million aggregate liquidation preference as of June 30, 1996), is Parity Liquidation Stock.

VOTING RIGHTS

     The holders of Convertible Preferred Stock have no voting rights except as described below or as required by law. In exercising any voting rights, each outstanding share of Convertible Preferred Stock is entitled to one vote, although shares held by the Company or any entity controlled by the Company have no voting rights.

     Whenever dividends on the Convertible Preferred Stock are in arrears in aggregate amount equal to at least six quarterly dividends (whether or not consecutive), the size of the Company's Board of Directors will be increased by two, and the holders of Convertible Preferred Stock, voting separately as a class together with holders of Parity Dividend Stock, will be entitled to elect the two additional directors to the Board of Directors at, subject to certain limitations, any annual meeting of stockholders at which directors are to be elected held during the period when the dividends remain in arrears or, under certain circumstances, at a special meeting of stockholders. These voting rights will terminate when all dividends in arrears and for the current quarterly period have been paid in full or declared and set apart for payment. The term of office of the additional directors so elected will terminate immediately upon that payment or provision for payment.

     In addition, so long as any Convertible Preferred Stock is outstanding, the Company will not, without the affirmative vote or consent of the holders of at least 66 2/3% of all outstanding shares of Convertible Preferred Stock and outstanding Parity Dividend Stock, voting as a single class (i) amend, alter or repeal (by merger or otherwise) any provision of the Second Restated Certificate of Incorporation, as amended, or the by-laws so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Convertible Preferred Stock or (ii) effect any reclassification of the Convertible Preferred Stock.

REDEMPTION AT OPTION OF THE COMPANY

     The Convertible Preferred Stock may not be redeemed prior to August 2, 1999. Thereafter, the Convertible Preferred Stock may be redeemed by the Company, at its option, in whole or in part at any time, if redeemed during the 12-month period beginning August 1 (August 2 in the case of 1999), of any year specified below, at the following redemption prices:

                                        PRICE                                           PRICE
   YEAR                               PER SHARE     YEAR                              PER SHARE
   ---------                          ---------     --------                          ---------
    1999...........................    $ 52.45      2003...........................    $ 51.05
    2000...........................      52.10      2004...........................      50.70
    2001...........................      51.75      2005...........................      50.35
    2002...........................      51.40      2006 and thereafter............      50.00

plus in each case accrued and unpaid dividends, whether or not declared, to the redemption date.

     If fewer than all the outstanding shares of Convertible Preferred Stock are to be redeemed, the Company will select those shares to be redeemed pro rata or in such other manner as the Board of Directors may determine. There is no mandatory redemption or sinking fund obligation for the Convertible Preferred Stock. In the event that the Company has failed to pay accrued and unpaid dividends on the Convertible Preferred Stock, it may not redeem less than all of the outstanding shares of the Convertible Preferred Stock until all accrued and unpaid dividends have been paid in full.

     Notice of redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each holder of record of Convertible Preferred Stock to be redeemed at the address shown on the stock transfer books. After the redemption date, dividends will cease to accrue on the shares of Convertible Preferred Stock called for redemption and all rights of the holders of those shares will terminate, except the conversion rights to the extent described below and the right to receive the redemption price plus accrued and unpaid dividends, whether or not declared, to the redemption date, without interest.

CONVERSION RIGHTS

     Each holder of Convertible Preferred Stock has the right any time after November 5, 1996, at the holder's option, to convert any or all shares into Common Stock at any time at a conversion price (subject to adjustment as described below) of $34.90 per share of underlying Common Stock. If the Convertible Preferred Stock is called for redemption, the conversion right will terminate at the close of business on the redemption date fixed by the Board of Directors.

     If shares of Convertible Preferred Stock not called for redemption are surrendered for conversion during the period between the close of business on any dividend record date and the opening of business on any corresponding dividend payment date such shares so surrendered must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. No such payment will be required to accompany shares of Convertible Preferred Stock called for redemption and surrendered during such period. A holder of shares of Convertible Preferred Stock on a dividend record date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on such dividend payment date will receive the dividend payable by the Company on such shares of Convertible Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Convertible Preferred Stock for conversion. Except for shares of Convertible Preferred Stock surrendered for conversion on a dividend payment date, the Company will make no payment or allowance for accrued and unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion. No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash based on the last reported sale price for the Common Stock on the day of conversion.

     The conversion price is subject to adjustment in certain events, including
(i) the payment of a dividend on any class of the Company's capital stock in shares of Common Stock; (ii) subdivisions or combinations of the Common Stock;
(iii) the issuance to all holders of Common Stock of certain rights or warrants (expiring within 45 days after the record date for determining stockholders entitled to receive them) to subscribe for or purchase Common Stock at a less than current market price; or (iv) the payment of a dividend to all holders of Common Stock of any shares of capital stock of the Company or its subsidiaries (other than Common Stock) or evidences of indebtedness, cash (excluding cash dividends payable solely in cash that may from time to time be fixed by the Board of Directors, or dividends or distributions in connection with liquidation, dissolution or winding up of the Company), other assets or rights or warrants to subscribe for or purchase any securities (other than those referred to above); or (v) the issuance of all holders of Common Stock of securities convertible into or exchangeable for Common Stock (other than pursuant to transactions described above) for a consideration per share of Common Stock deliverable upon a conversion or exchange of the securities less than the current market price per share on the date of issuance of the securities. No adjustment of the conversion price will be required to be made until cumulative adjustments amount to 1% or more of the conversion price as last adjusted, and any adjustment below 1% will be carried forward.

     The Company from time to time may reduce the conversion price by any amount for any period of time if the period is at least 20 days and if the reduction is irrevocable during the period. Whenever the conversion price is so reduced, the Company shall mail to holders of record of the Convertible Preferred Stock a notice of the reduction at least 15 days before the date the reduced conversion Price takes effect, stating the reduced conversion price and the period it will be in effect.

     In case of any reclassification of the Common Stock, any consolidation of the Company with, or merger of the Company into, any other entity, any merger of any entity into the Company (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of the outstanding shares of Common Stock), any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange whereby the Common Stock is converted into other certain securities, cash or other property, then the holder of each share of Convertible Preferred Stock then outstanding shall have the right thereafter, during the period that the Convertible Preferred Stock shall be convertible, to convert that share only into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which one share of Convertible Preferred Stock would have been convertible immediately prior to the reclassification, consolidation, merger, sale, transfer or share exchange.

OTHER PROVISIONS

     The shares of Convertible Preferred Stock have been duly and validly issued and are fully paid and nonassessable.

     The holders of shares of Convertible Preferred Stock have no preemptive rights with respect to any securities of the Company.

     The registrar, transfer agent, conversion agent, and dividend disbursing agent for the Convertible Preferred Stock and the transfer agent and registrar for the Common Stock issuable upon conversion thereof is First Chicago Trust Company of New York.

                                 LEGAL MATTERS

     The validity of the Convertible Preferred Stock and the shares of Common Stock issuable upon conversion thereof will be passed upon for the Company by Weil, Gotshal & Manges LLP.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules of the Company and its subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, have been audited by KPMG Peat Marwick LLP, independent certified public accountants. Such financial statements and the related financial statement schedules have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP refer to the adoption of Statement of Financial Accounting Standards No. 115 effective January 1, 1994.

     With respect to the Company's unaudited interim financial information for the periods ended June 30, 1996 and 1995, and for the periods ended March 31, 1996 and 1995, incorporated by reference herein, KPMG Peat Marwick LLP have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarter ended June 30, 1996, and on Form 10-Q and Form 10-Q/A for the quarter ended March 31, 1996, incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Securities Act.

     The financial statements of Integon Life Corporation and subsidiaries as of December 31, 1994 and 1993 and for the years ended December 31, 1994 and 1993 and for the period February 13, 1992 to December 31, 1992, and of the Life Operations of Integon for the period January 1, 1992 to February 12, 1992, have been audited by Deloitte & Touche LLP, independent auditors. Such financial statements have been incorporated by reference herein in reliance upon the report of Deloitte & Touche LLP, given upon the authority of said firm as experts in accounting and auditing.

     The combined balance sheets of the Insurance Operations of I.C.H. Corporation Acquired by Southwestern Financial Corporation as of December 14, 1995 and December 31, 1994, and the related combined statements of earnings
(loss), business equity and cash flows for the period January 1, 1995 through December 14, 1995 and the years ended December 31, 1994 and 1993, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The financial statements of United Companies Life Insurance Company and subsidiary as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors. Such financial statements have been incorporated by reference herein in reliance upon the reports of Deloitte & Touche LLP, given upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

Insurance Operations of I.C.H. Corporation Acquired by Southwestern Financial Corporation
    Audited Combined Financial Statements as of December 14, 1995 and December 31, 1994 and for the period January 1, 1995 through December 14, 1995 and the years ended December 31, 1994 and 1993


Independent Auditor's Report....................................F-2
Combined Statements of Earnings (Loss)..........................F-3
Combined Balance Sheets.........................................F-4
Combined Statements of Business Equity..........................F-5
Combined Statements of Cash Flows...............................F-6
Notes to Combined Financial Statements..........................F-7

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Southwestern Financial Corporation:

     We have audited the accompanying combined balance sheets of the Insurance Operations of I.C.H. Corporation Acquired by Southwestern Financial Corporation as of December 14, 1995 and December 31, 1994, and the related combined statements of earnings (loss), business equity and cash flows for the period from January 1, 1995 to December 14, 1995 and the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Insurance Operations of I.C.H. Corporation Acquired by Southwestern Financial Corporation as of December 14, 1995 and December 31, 1994, and the combined results of their operations and their cash flows for the period from January 1, 1995 to December 14, 1995 and the years ended December 31, 1994 and 1993, in conformity with generally accepted accounting principles.

     As discussed in Note 6 to the financial statements, the Company changed its method of assessing the recoverability of excess of cost over net assets acquired in 1994.

     As more fully described in Notes 12 and 4 to these combined financial statements, effective January 1, 1993 and December 31, 1993, the Company adopted Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions" and No. 115, "Accounting for Certain Investments in Debt and Equity Securities," respectively.

                                            COOPERS & LYBRAND L.L.P.

Dallas, Texas
July 9, 1996

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

                     COMBINED STATEMENTS OF EARNINGS (LOSS)
          FOR THE PERIOD FROM JANUARY 1, 1995 TO DECEMBER 14, 1995 AND
                   THE YEARS ENDED DECEMBER 31, 1994 AND 1993
                                 (IN THOUSANDS)

                                                          PERIOD FROM
                                                        JANUARY 1, 1995     YEAR ENDED DECEMBER 31,
                                                        TO DECEMBER 14,     ------------------------
                                                             1995             1994          1993
                                                        ---------------     ---------     --------
Revenues:
  Premium income......................................     $ 188,457        $ 191,035     $180,805
  Interest sensitive policy product charges...........        53,758           47,614       57,847
  Net investment income...............................       192,146          137,150      143,114
  Realized investment gains (losses)..................          (561)         (73,065)      26,824
  Equity in earnings of equity investees and limited
     partnerships.....................................         5,802            3,974       11,160
  Other income (loss).................................        (2,457)           3,797        3,842
  (Gain) loss on sale of subsidiaries.................           145           (4,200)          --
                                                           ---------        ---------     --------
                                                             437,290          306,305      423,592
                                                           ---------        ---------     --------
Benefits, expenses and costs:
  Policyholder benefits...............................       313,569          245,781      244,653
  Amortization of deferred policy acquisition costs
     and value of business acquired...................        46,712           50,338       36,602
  Other operating expenses............................        55,267           57,638       77,646
  Interest expense....................................            --               --        1,516
  Amortization of costs in excess of net assets
     acquired.........................................        11,540            9,010        9,010
  Change in accounting for costs in excess of net
     assets acquired..................................            --          210,683           --
                                                           ---------        ---------     --------
                                                             427,088          573,450      369,427
                                                           ---------        ---------     --------
Operating earnings (loss) from continuing operations
  before income taxes.................................        10,202         (267,145)      54,165
Income tax provision (credit).........................         9,966           (1,042)      20,759
                                                           ---------        ---------     --------
Operating earnings (loss) from continuing
  operations..........................................           236         (266,103)      33,406
Earnings (loss) from operations not acquired..........         2,359           (2,523)         445
                                                           ---------        ---------     --------
Earnings (loss) before cumulative effect of changes in
  accounting methods..................................         2,595         (268,626)      33,851
Cumulative effect of changes in accounting methods....            --               --         (700)
                                                           ---------        ---------     --------
Net earnings (loss)...................................     $   2,595        $(268,626)    $ 33,151
                                                           =========        =========     ========

    The accompanying notes are an integral part of the financial statements.

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

                            COMBINED BALANCE SHEETS
                 AS OF DECEMBER 14, 1995 AND DECEMBER 31, 1994
                                 (IN THOUSANDS)

                                     ASSETS

                                                                     DECEMBER 14,     DECEMBER 31,
                                                                         1995             1994
                                                                     ------------     ------------
Investments:
  Fixed maturities:
     Available for sale at fair value..............................   $1,161,383       $1,267,511
     Held to maturity at amortized cost............................       14,006           15,915
     Affiliated, at amortized cost.................................           --           18,287
  Equity securities available for sale at fair value...............        2,173           10,138
  Mortgage loans on real estate at amortized cost..................      104,119          123,048
  Real estate at lower of cost or fair value.......................       21,711           31,335
  Policy loans.....................................................      137,466          141,053
  Collateral loans.................................................       41,308           49,465
  Investments in limited partnerships..............................       26,903           25,005
  Cash and short-term investments..................................      151,268          175,360
  Other invested assets............................................        7,518            8,514
                                                                      ----------       ----------
          Total investments........................................    1,667,855        1,865,631
Due from reinsurers................................................      152,866          199,035
Notes and accounts receivable and uncollected premiums.............          881            2,140
Accrued investment income..........................................       17,169           23,827
Deferred policy acquisition costs..................................      137,019          158,341
Value of business acquired.........................................       56,558           62,984
Deferred income taxes..............................................        6,908           68,348
Costs in excess of net assets acquired, net of accumulated
  amortization.....................................................       66,111           77,650
Net assets of operations not acquired..............................           --           25,962
Other assets.......................................................       13,331           24,079
                                                                      ----------       ----------
                                                                      $2,118,698       $2,507,997
                                                                      ==========       ==========
                                 LIABILITIES AND BUSINESS EQUITY

Insurance liabilities:
  Future policy benefits and other policy liabilities..............   $  632,243       $  629,121
  Universal life and investment contract liabilities...............    1,094,660        1,516,481
Due to related parties.............................................           --            1,158
Federal income taxes currently payable.............................        6,719            3,640
Other liabilities..................................................       49,904           64,370
                                                                      ----------       ----------
                                                                       1,783,526        2,214,770
Commitments and contingencies
Business equity....................................................      335,172          293,227
                                                                      ----------       ----------
          Total liabilities and business equity....................   $2,118,698       $2,507,997
                                                                      ==========       ==========

    The accompanying notes are an integral part of the financial statements.

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

                     COMBINED STATEMENTS OF BUSINESS EQUITY
                                 (IN THOUSANDS)

                                                         PERIOD FROM
                                                       JANUARY 1, 1995     YEAR ENDED DECEMBER 31,
                                                       TO DECEMBER 14,     -----------------------
                                                            1995             1994           1993
                                                       ---------------     ---------      --------
Balance at beginning of period.........................    $ 293,227       $ 637,037      $671,455
  Net earnings (loss)..................................        2,595        (268,626)       33,151
  Deemed dividend on transfer of tax benefits related
     to the sale of Southwestern Life to SWF...........      (12,764)             --            --
  Deemed contribution (dividend) on transfer of
     investments to I.C.H. Corporation.................       (8,647)             --        53,219
  Deemed dividend from loss of tax benefits which will
     not be recoverable from intercompany tax
     allocation due to sale of companies to SWF........       (7,982)             --            --
  Deemed dividend from reinsurance recapture with
     affiliate.........................................       (1,080)             --        (1,022)
  Deemed contribution from reallocation of
     postemployment accrual............................        4,428
  Deemed contribution on CFLIC transaction.............           --          12,813            --
  Deemed contribution from intercompany tax
     allocation........................................          209              --            --
  Dividends:
     Paid in cash......................................           --         (22,300)      (42,900)
     Contribution of subsidiaries pursuant to
       reorganization..................................           --              --       (74,530)
     Dividend of investment in affiliate...............      (13,330)             --            --
  Change in net unrealized investment gains (losses)...       78,516         (65,697)       (2,336)
                                                           ---------       ---------      --------
Balance at end of period...............................    $ 335,172       $ 293,227      $637,037
                                                           =========       =========      ========

    The accompanying notes are an integral part of the financial statements.

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

                       COMBINED STATEMENTS OF CASH FLOWS
            FOR THE PERIOD JANUARY 1, 1995 TO DECEMBER 14, 1995 AND
                   THE YEARS ENDED DECEMBER 31, 1994 AND 1993
                                 (IN THOUSANDS)

                                                                   PERIOD FROM
                                                                 JANUARY 1, 1995    YEAR ENDED DECEMBER 31,
                                                                 TO DECEMBER 14,    -----------------------
                                                                      1995            1994         1993
                                                                 ---------------    ---------    ----------
Cash flows from operating activities:
  Earnings (loss) before cumulative effect of changes in
    accounting methods...........................................    $   2,595      $(268,626)   $  33,851
  Items not requiring (providing) cash:
    Adjustments relating to universal life and investment
      products:
      Interest credited to account balances......................      128,739         66,566       88,067
      Charges for mortality and administration...................      (54,579)       (53,507)     (52,461)
    Depreciation and amortization................................       11,001          8,846       11,958
    Change in accounting for costs in excess of net assets
      acquired...................................................           --        210,683           --
    Decrease in future policy benefits...........................      (12,097)       (20,855)     (18,090)
    Decrease (increase) in deferred policy acquisition costs and
      value of business acquired.................................        4,633          5,827      (13,553)
    Increase (decrease) in currently payable taxes...............        3,079         (5,237)     (63,659)
    Increase (decrease) in policy liabilities, other policyholder
      funds, accounts payable and accrued expenses...............        3,354         19,048      (10,624)
    Decrease in notes and accounts receivable and accrued
      investment income..........................................        8,531          4,348        3,241
    Deferred income taxes........................................        1,847         (8,314)       7,277
    Equity in undistributed earnings of equity investees and
      limited partnerships.......................................       (5,802)        (3,974)     (11,072)
    Earnings (loss) from operations not acquired, net of cash
      dividends received.........................................       (2,359)         4,923        5,455
    Loss (gain) on sale of subsidiaries..........................         (145)         4,200           --
    Realized investment (gains) losses...........................          561         73,065      (26,824)
    Other, net...................................................       (6,204)           125         (294)
                                                                     ---------      ---------    ---------
         Net cash provided (used) by operating activities........       83,154         37,118      (46,728)
                                                                     ---------      ---------    ---------
Cash flows from investing activities:
  Sales of fixed maturities......................................      281,623        399,582      390,889
  Maturities and other redemptions of fixed maturities...........      315,569        183,307      494,994
  Sales of other long-term assets................................      388,932        157,421      330,226
  Purchases of fixed maturities..................................     (404,302)      (747,907)    (866,939)
  Purchases of other long-term invested assets...................     (344,267)       (80,172)     (79,748)
  Cash received on reinsurance transactions, net.................          101         25,158       95,067
  Proceeds from sales of operations not acquired, net............       35,055             --           --
  Purchase of subsidiaries, net of cash acquired.................           --         (3,589)          --
                                                                     ---------      ---------    ---------
         Net cash provided (used) by investing activities........      272,711        (66,200)     364,489
                                                                     ---------      ---------    ---------
Cash flows from financing activities:
  Policyholder contract deposits.................................      121,110        157,943      175,698
  Policyholder contract withdrawals..............................     (501,067)      (175,027)    (393,191)
  Repayment of surplus debenture.................................           --             --     (141,842)
  Dividends paid in cash.........................................           --        (22,300)     (42,900)
                                                                     ---------      ---------    ---------
         Net cash provided (used) by financing activities........     (379,957)       (39,384)    (402,235)
                                                                     ---------      ---------    ---------
Net increase (decrease) in cash and short-term investments.......      (24,092)       (68,466)     (84,474)
Cash and short-term investments at beginning of period...........      175,360        243,826      328,300
                                                                     ---------      ---------    ---------
Cash and short-term investments at end of period.................    $ 151,268      $ 175,360    $ 243,826
                                                                     =========      =========    =========

    The accompanying notes are an integral part of the financial statements.

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization and Basis of Presentation

     Pursuant to a Stock Acquisition Agreement and with the approval of the U.S. Bankruptcy Court, effective on December 14, 1995, Southwestern Financial Corporation (SWF) acquired from I.C.H. Corporation (ICH) all of the outstanding shares of common stock of Southwestern Life Insurance Company (Southwestern
Life) and Constitution Life Insurance Company (Constitution) for approximately $260,000,000. Immediately prior to the sale, Southwestern Life paid a dividend to its parent, SWL Holding Corporation, comprised of all the outstanding common stock of Constitution which simultaneously acquired all the outstanding common stock of Union Bankers Insurance Company (Union Bankers) from an affiliate. In addition, a wholly-owned subsidiary of SWF acquired from ICH most of the assets and liabilities of Facilities Management Installation, Inc. (FMI), which had provided management services to ICH's insurance companies. The acquired operations are collectively referred to as the ICH Companies. The ICH Companies market and underwrite a broad range of life insurance, annuities and accident and health products to individuals and groups through a sales force of independent agents.

     The accompanying combined financial statements include the consolidated financial statements of Southwestern Life, Constitution and Union Bankers. Marquette National Life Insurance Company (Marquette) is included from the date of its acquisition by Union Bankers and Southwestern Life's 83% owned subsidiary, ICH Funding Corp. (ICH Funding) is included from the date of its acquisition. Certain former subsidiaries of Southwestern Life are presented separately similar to discontinued operations (see Note 2). Assets and liabilities of FMI are not included as they are not material to these financial statements.

     All significant intercompany accounts and transactions have been eliminated.

     The ICH Companies maintain their accounts in conformity with accounting practices prescribed or permitted by state insurance regulatory authorities. In the accompanying financial statements such accounts have been adjusted to conform with generally accepted accounting principles (GAAP).

     These financial statements have been presented on their historical GAAP basis. No adjustments have been made to reflect any effects of the SWF purchase discussed above.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Accounts that management of the ICH Companies deem to be acutely sensitive to changes in estimates include deferred policy acquisition costs, deferred income tax asset, future policy benefits, policy and contract claims and value of business acquired. In addition, the ICH Companies must determine requirements for disclosure of contingent assets and liabilities as of the date of the financial statements based upon estimates. In all instances, actual results could differ from estimates.

  (b) Investments

     Fixed maturity investments include bonds and preferred stocks with mandatory redemption features. The ICH Companies classify all fixed maturity investments as follows: (i) Available for sale securities represent securities that may be sold prior to maturity due to changes that might occur in market interest rate risks, changes in the security's prepayment risk, management of the ICH Companies' income tax position, the ICH Companies' general liquidity needs, the need to increase regulatory capital, changes in foreign currency risk, or similar factors. Available for sale securities are carried at fair value. (ii) Held to maturity securities represent securities such as mortgage-backed private placements which are not readily marketable and which the ICH

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Companies have the ability and positive intent to hold to maturity. Held to maturity securities are carried at amortized cost. The ICH Companies may dispose of such securities under certain unforeseen circumstances, such as issuer credit deterioration or regulatory requirements.

     Anticipated prepayments on mortgage-backed securities are taken into consideration in determining estimated future yields on such securities.

     Equity securities include investments in common stocks and non-redeemable preferred stocks and are carried at fair value. Policy loans and collateral loans are stated at their current unpaid principal balance, net of unamortized discount, if any. Short-term investments include commercial paper, invested cash and other investments purchased with maturities generally less than three months and are carried at amortized cost. The ICH Companies consider all short-term investments to be cash equivalents.

     Mortgage loans are stated at the aggregate unpaid principal balances, less unamortized discount and valuation allowances. Fees received and costs incurred with origination of mortgage loans are deferred and amortized as yield adjustments over the remaining lives of the mortgages. Real estate, substantially all of which was acquired through foreclosure, is recorded at the lower of fair value, minus estimated costs to sell, or cost. If the fair value of the foreclosed real estate minus estimated costs to sell is less than cost, a valuation allowance is provided for the deficiency. Increases or decreases in the valuation allowance are charged or credited to income.

     Investments in limited partnerships and 20% to 50% interests in the common stocks of other entities, whose affairs are not controlled by the ICH Companies' (equity investees), are reflected on the equity method, or at cost, adjusted for the ICH Companies' share, after allowance for possible dilution, of the undistributed earnings and losses (both realized and unrealized) since acquisition.

     The ICH Companies regularly evaluate investments based on current economic conditions, past credit loss experience and other circumstances. A decline in net realizable value that is other than temporary is recognized as a realized investment loss and a reduction in the cost basis of the investment. The Company discounts expected cash flows in the computation of net realizable value of its investments, other than certain mortgage-backed securities. In those circumstances where the expected cash flows of residual interest and interest-only mortgage-backed securities, discounted at a risk-free rate of return, result in an amount less than the carrying value, a realized loss is reflected in an amount sufficient to adjust the carrying value of a given security to its fair value.

     Net realized investment gains and losses, including gains and losses on foreign currency transactions and held for sale securities, are included in the determination of net earnings. Unrealized investment gains and losses on available for sale securities and marketable equity securities are charged or credited directly to business equity. The specific identification method is used to account for the disposition of investments.

  (c) Due from Reinsurers

     Amounts recoverable from reinsurers, including amounts equal to the assets supporting insurance liabilities ceded to reinsurers and amounts due for the reimbursement of related benefit payments, are reflected as receivables due from reinsurers. Amounts due from reinsurers are evaluated as to their collectibility and, if appropriate, reserves for doubtful collectibility are established through a charge to earnings.

  (d) Costs In Excess of Net Assets Acquired

     The costs in excess of net assets acquired, or "goodwill," represents the excess of amounts paid by ICH in its acquisition of subsidiaries over the net assets of the acquired subsidiaries, which amounts have been

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

"pushed down" to the acquired subsidiaries in accordance with GAAP and are being amortized on the straight-line basis over a 40-year period. The ICH Companies periodically assess the recoverability of goodwill through an actuarial projection of future earnings of the applicable insurance companies (excluding excess cost amortization) over the remaining life of such goodwill. Such projections include various interest rate scenarios, with anticipated levels of new business production for only a five-year period. Prior to 1994, projected future earnings were undiscounted. At December 31, 1994, the ICH Companies adopted a change in accounting for assessing the recoverability of goodwill by discounting projected future earnings of the ICH Companies using an economic rate of return (13%) (see Note 6). At this time, the ICH Companies believe that no significant impairment of goodwill has occurred and that no reduction of its estimated useful life is warranted.

  (e) Deferred Policy Acquisition Costs and Value of Business Acquired

     Costs which vary with and are related to the acquisition of new business have been deferred to the extent that such costs are deemed recoverable through future revenues. These costs include commissions, certain costs of policy issuance and underwriting and certain variable agency expenses. For traditional life and health products, deferred costs are amortized with interest over the premium paying period in proportion to the ratio of anticipated annual premium revenue to the anticipated total premium revenue, using the same mortality, morbidity and withdrawal assumptions used in computing liabilities for future policy benefits. Deferred policy acquisition costs related to universal life, interest-sensitive and investment products are amortized in relation to the present value, using the assumed crediting rate, of expected gross profits on the products, and retrospective adjustments of these amounts are made whenever the ICH Companies revise the estimates of current or future gross profits to be realized from a group of policies.

     The value of business acquired reflects the portion of the cost to acquire such companies that was allocated to the value of the right to receive future cash flows from insurance contracts existing at the dates of their acquisitions. Such value represents the actuarially determined present value of the future cash flows from the acquired policies, based on projections of future premium collection, mortality, morbidity, surrenders, operating expenses, investment yields, and other factors. The account is amortized with interest over the estimated remaining life of the acquired policies.

     Recoverability of deferred policy acquisition costs and the value of business acquired is evaluated annually by comparing the current estimate of discounted expected future cash flows to the unamortized asset balance by line of insurance business. If such current estimate indicates that the existing insurance liabilities, together with the present value of future cash flows from the business, will not be sufficient to recover the unamortized asset balance, the difference is charged to expense. Amortization is adjusted in future years to reflect the revised estimate of future profits.

     Anticipated returns, including realized and unrealized gains and losses, from the investment of policyholder balances are considered in determining the amortization of deferred policy acquisition costs. When fixed maturities are stated at their fair value, an adjustment is made to deferred policy acquisition costs and unearned revenue reserves equal to the changes in amortization that would have been recorded if those fixed maturities had been sold at their fair value and the proceeds reinvested at current yields. Furthermore, if future yields expected to be earned on fixed maturities decline, it may be necessary to increase certain insurance liabilities. Adjustments to such liabilities are required when their balances, in addition to future net cash flows including investment income, are insufficient to cover future benefits and expenses.

  (f) Future Policy Benefits and Other Policy Liabilities

     The liability for future policy benefits of long duration contracts has been computed by the net level premium method based on estimated future investment yield, mortality, morbidity and withdrawal experience.

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Reserve interest assumptions are graded and range from 6% to 10%. Mortality, morbidity and withdrawal assumptions reflect the experience of the ICH Companies modified as necessary to reflect anticipated trends and to include provisions for possible unfavorable deviations. The assumptions vary by plan, year of issue and duration. The future policy benefit reserves include a provision for policyholder dividends based upon dividend scales assumed at the date of purchase of acquired companies or as presently contemplated.

     Policy and contract claims, which are included in future policy benefits and other policy liabilities, include provisions for reported claims in process of settlement, valued in accordance with the terms of the related policies and contracts, as well as provisions for claims incurred and unreported based on prior experience of the ICH Companies.

     While management believes the estimated amounts included in financial statements for reserves and claims are adequate, such estimates may be more or less that the amounts ultimately paid when the claims are settled.

  (g) Universal Life and Investment Contract Liabilities

     Benefit reserves for universal life, interest-sensitive and investment products are determined following the retrospective deposit method and consist principally of policy account values before any surrender charges, plus certain deferred policy fees which are amortized using the same assumptions and factors used to amortize deferred policy acquisition costs.

  (h) Income Taxes

     Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end. The excess of cost over net assets is reduced for the tax benefits obtained from the utilization of an acquired company's tax deductions.

  (i) Recognition of Premium Revenue and Related Expenses

     Premium revenue for traditional life insurance products is reported as earned when due. Accident and health premiums are earned over the period for which premiums are paid. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the premium paying period. This association is accomplished by means of a provision for future policy benefit reserves and the amortization of deferred policy acquisition costs.

     Revenues for interest sensitive products such as universal life and annuity contracts represent charges assessed against the policyholders' account balance for the cost of insurance, surrenders and policy administration. Benefits charged to expenses include benefit claims incurred during the period in excess of policy account balances and interest credited to policy account balances.

  (j) Fair Values of Financial Instruments

     The following methods and assumptions were used by the ICH Companies in estimating their fair value disclosures for financial instruments:

          Cash and Short-Term Investments: The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

          Investment Securities: Fair values for fixed maturity securities (including mandatorily redeemable preferred stocks) are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services or are

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     estimated based on expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments. The fair values for equity securities are based on quoted market prices (see Note 4).

          Mortgage and Collateral Loans: The fair values for mortgage and collateral loans are estimated using discounted cash flow analyses, based on interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations (see Note 4).

          Policy Loans: Policy loans have no stated maturities and are usually repaid by reductions to benefits and surrenders. Because of the numerous assumptions which would have to be made to estimate fair value, the ICH Companies believe that such information would not be meaningful.

          Investments in Limited Partnerships: Fair values for the ICH Companies' investments in limited partnerships are based on the estimated fair values of the partnerships assets and liabilities, assuming a liquidation of the partnerships and distribution of proceeds to the partners (see Note 5).

          Off-Balance-Sheet Instruments: Fair values for the ICH Companies' off-balance-sheet interest rate swaps are based on formulas using current assumptions (see Note 4).

          Investment Contracts: Fair values for the ICH Companies' liabilities under investment-type insurance contracts are estimated using discounted cash flow calculations, based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued (see Note 7).

2. ACQUISITIONS, DISPOSITIONS AND OPERATIONS NOT ACQUIRED

  (a) Sale and Acquisition of Subsidiaries.

     On July 26, 1995, Southwestern Life sold to an unaffiliated party its wholly-owned subsidiary, Bankers Life Insurance Company of New York (Bankers New
York) for $35,055,000 cash, subject to certain closing adjustments. In the accompanying combined financial statements, Southwestern Life's investment in Bankers New York is reflected as net assets of operations not acquired and the operating results of Bankers New York prior to the sale are reflected as earnings (loss) from operations not acquired.

     Immediately prior to the termination of certain reinsurance agreements with Consolidated Fidelity Life Insurance Company (CFLIC) on June 30, 1994 (see Note
3), Union Bankers utilized available cash to purchase all of the outstanding stock of Marquette, a subsidiary of CFLIC, for $8,215,000. The purchase price was based on the fair value of Marquette's underlying net assets, consisting primarily of cash and U.S. Treasury obligations, adjusted for the value of Marquette's various state licenses, as determined by an independent actuarial firm. Marquette's results of operations have been included in the ICH Companies' combined results of operations for periods subsequent to June 30, 1994.

     On November 9, 1992, Southwestern Life sold its wholly-owned subsidiary, Bankers Life and Casualty Company (Bankers), and Bankers' subsidiary, Certified Life Insurance Company (Certified Life), to an affiliate of Conseco, Inc. (Conseco), an unrelated third party, for $600 million cash, subject to final adjustment. Southwestern Life and Constitution provided financing for the transaction with Conseco totaling $94.3 million and, in return, retained an approximate 29.0% interest in Bankers. The financing consisted of a $16.7 million common equity interest in Bankers Life Holding Corporation (BLHC), the Conseco entity formed for the purpose of making the acquisition, and the purchase of $34.7 million of BLHC 11% Junior Subordinated Debentures due 2003 and $42.9 million of a BLHC preferred stock yielding an 11% annual return. In addition, Conseco Capital Partners, L.P. (CCP) acquired a 52.6% interest in BLHC, and Constitution made an additional $9.6 million investment to acquire a 19.3% ownership interest in CCP. As a

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

result of the 29.0% interest in BLHC and the indirect investment through CCP, the ICH Companies retained a residual interest in Bankers totaling approximately 39.2%. Subsequent to October 31, 1992, the effective date of the sale for financial reporting purposes, through the date of the transfer of the residual interest in Bankers to ICH in February and March 1993 (see Note 3), the ICH Companies reflected their proportionate share of the operating results of CCP and BLHC based on the equity method.

     The sale of Bankers was subject to Bankers having a specified level of adjusted capital and surplus as of October 31, 1992. A final determination as to the level of such adjusted capital and surplus was mutually agreed upon by the buyer and Southwestern Life, and on June 30, 1994, Southwestern Life returned $2.5 million of the proceeds it had received from the sale.

  (b) Operations Not Acquired in SWF Acquisition.

     Southwestern Life has sold or transferred by dividend certain subsidiaries, which are reflected in these combined financial statements similar to discontinued operations. A condensed unaudited combined balance sheet of Bankers New York which has been reflected similar to discontinued operations as of December 31, 1994 is as follows (in thousands):

     Investments................................................  $179,302
     Other assets...............................................    46,774
                                                                  --------
               Total assets.....................................  $226,076
                                                                  ========
     Policy liabilities.........................................  $197,588
     Other liabilities..........................................     2,526
                                                                  --------
               Total liabilities................................   200,114
     Business equity............................................    25,962
                                                                  --------
                                                                  $226,076
                                                                  ========

     Unaudited condensed combined statements of operations of subsidiaries of the ICH Companies reflected similar to discontinued operations are summarized as follows (in thousands):

                                                        PERIOD FROM
                                                      JANUARY 1, 1995     YEAR ENDED DECEMBER 31,
                                                      TO DECEMBER 14,     -----------------------
                                                           1995              1994         1993
                                                      ---------------     ---------     ---------
     Premiums and other income.......................    $  21,291        $ 35,037     $ 76,949
     Realized investment gains (losses)..............          283          (5,148)      (3,958)
     Benefits, costs and expenses....................      (20,362)        (30,822)     (70,096)
     Income taxes....................................        1,147          (1,590)      (1,238)
     Cumulative effect of accounting changes.........           --              --       (1,212)
                                                         ---------        --------     --------
               Net earnings (loss)...................    $   2,359        $ (2,523)    $    445
                                                         =========        ========     ========

     The 1995 results of operations include the results of operations for Bankers New York for the six months ended June 30, 1995. The results of operations for 1994 include only Bankers New York. Included in the 1993 results of operations were Bankers New York for the full year and Bankers Multiple Line Insurance Company (Bankers Multiple Line) and Southeast Title and Insurance Company (Southeast) through September 30, 1993, the date of the reorganization discussed below.

     Cash dividends received from subsidiaries reported similar to discontinued operations were $2,400,000 in 1994 and $5,900,000 in 1993.

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  (c) Reorganization.

     Prior to the reorganization of ICH's insurance holding company system in September 1993, Southwestern Life was held by ICH indirectly through Modern American Life Insurance Company (Modern American), and Union Bankers, Bankers Multiple Line, Bankers New York, Southeast, and Constitution were held directly by Southwestern Life. The reorganization involved a series of transactions including the payment of dividends and the execution of a new reinsurance agreement between Modern American and Southwestern Life. In addition, Southwestern Life acquired Philadelphia American Life Insurance Company (Philadelphia American), an indirect wholly-owned subsidiary of ICH, by virtue of its receipt of a dividend from Constitution of the stock of Philadelphia American then held by Constitution. Southwestern Life then contributed the stock of Union Bankers, Bankers Multiple Line, Philadelphia American and Southeast to Care Financial Corporation (CFC), a subsidiary of ICH. In the accompanying combined financial statements, Southwestern Life's investment in the operating results of Southeast and Bankers Multiple Line are reflected as earnings (loss) from operations not acquired for the periods they were owned by Southwestern Life. The contribution of the stock of Southeast, Philadelphia American and Bankers Multiple Line to CFC is reflected as a deemed dividend of $74,530,000. The dividend of the common stock of Union Bankers has been eliminated in the accompanying combined financial statements.

3. RELATED PARTY TRANSACTIONS

     On June 15, 1993, ICH, ICH's then-controlling shareholder, Consolidated National Corporation (CNC), and CNC's subsidiary, CFLIC, entered into an agreement (the 1993 Agreement) under which (i) ICH was authorized, and undertook the obligation, to negotiate the termination of reinsurance agreements pursuant to which CFLIC reinsured certain annuity business written by Southwestern Life, and (ii) ICH transferred assets, consisting of a limited partnership interest at market value (that was subsequently liquidated) and 83% of the outstanding common stock of I.C.H. Funding, to CFLIC to acquire preferred stock of CFLIC. The reinsurance agreements had been entered into in 1990 in conjunction with ICH's sale of Marquette to CNC and its stockholders. Under the reinsurance agreements, Employers Reassurance Corporation (ERC), an independent third party insurer, retroceded to CFLIC certain annuity business which was reinsured with ERC by Southwestern Life.

     On June 30, 1994, the CFLIC reinsurance agreement was terminated, and the business reinsured thereunder was recaptured, effective as of April 1, 1994. Immediately prior to the termination of the CFLIC reinsurance agreements, Union Bankers utilized available cash to purchase all of the outstanding stock of Marquette, a subsidiary of CFLIC, for $8,215,000 (see Note 2). Upon termination of the CFLIC reinsurance agreement relating to the business written by Southwestern Life, CFLIC transferred cash and invested assets to ERC with a fair value equal to the reserve liabilities being recaptured, net of the ceding fees payable.

     In conjunction with the termination of the CFLIC reinsurance agreement relating to the business written by Southwestern Life, annuity reserve liabilities totaling $323,305,000 were assumed by ERC and invested assets with a fair value of $289,414,000 were transferred by CFLIC to ERC. The difference between the reserve liabilities assumed by ERC and the assets transferred from CFLIC, totaling $33,891,000, represented the aggregate ceding fee paid to CFLIC to effect the termination. Immediately thereafter, Southwestern Life recaptured $107,163,000 of the reserve liabilities from ERC and received invested assets from ERC totaling $93,942,000. The assets consisted of cash, short-term investments and marketable fixed maturity investments totaling $25,455,000, CFLIC's investment in ICH Funding and certain pass-through certificates issued by a special purpose trust with an estimated fair value totaling $12,528,000, collateral loans due from James M. Fail and CFSB Corporation totaling $50,640,000, and other assets, principally mortgage loans, totaling $5,319,000. The difference between the reserve liabilities recaptured by Southwestern Life and the assets transferred from ERC, totaling $13,221,000, represented a ceding fee paid by Southwestern Life, and reduced

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

ERC's net ceding fees incurred to effect the CFLIC reinsurance termination to $20,670,000. The reinsurance agreement between Southwestern Life and ERC was amended to provide that ERC will be permitted to recover the net ceding fees incurred out of the future profits on the portion of Southwestern Life's annuity business it retained, together with interest at 2% per annum on the unamortized balance of such ceding fees. For financial reporting purposes, the reinsurance arrangement between Southwestern Life and ERC has been reflected as a financing arrangement and, accordingly, is not reflected in the accompanying combined financial statements except for the interest paid to ERC.

     The amount of the ceding fees paid to CFLIC in connection with the recapture was determined by management of Southwestern Life utilizing the methodology developed by an independent actuarial firm, with appropriate adjustments in assumptions to reflect changes in market interest rates and other factors.

     Experience refunds received from CFLIC under the Southwestern Life reinsurance arrangement totaled $4,851,000 for the year ended December 31, 1993. An experience refund was not received for the three month period through March 31, 1994, the effective date of the recapture, because the business reinsured by Southwestern Life was not profitable that quarter due principally to losses incurred on the sales of certain high yield securities and lower reinvestment yields.

     The ICH Companies recognized net gains of $12,813,000 during 1994, net of tax effects, related to transactions involving CFLIC, which are reflected as deemed contributions in the combined financial statements.

     Southwestern Life, Constitution, Union Bankers and Marquette were parties to a management and service agreement with FMI. FMI provided substantially all administrative, management, investment, personnel, data processing, facilities and certain other services for ICH, its subsidiaries and affiliates and certain other unrelated parties. Under the management and service agreement with FMI, the ICH Companies paid fees for personnel, data processing and other services equal to the cost of such services to FMI and a percentage markup. The following is the amount of fees incurred in accordance with the agreement (in thousands):

                                                         PERIOD FROM            YEAR ENDED
                                                       JANUARY 1, 1995          DECEMBER 31,
                                                       TO DECEMBER 14,     --------------------
                                                            1995            1994         1993
                                                       ---------------     -------      -------
     Southwestern Life..............................        $20,212        $21,823      $34,768
     Union Bankers..................................         18,256         19,141       22,435
     Constitution...................................          2,087          2,287        3,400
     Marquette......................................            325             --           --

     With Southwestern Life's sale of Bankers in November 1992, services related to administering and reporting of Constitution's individual life and annuity blocks were transferred to Bankers New York. Fees associated with this administration totaled $550,000 for the period from January 1, 1995 to December 14, 1995, $766,000 in 1994 and $1,013,000 in 1993.

     Southwestern Life had a surplus debenture payable to ICH which was repaid in 1993 as part of the reorganization (see Note 2). Interest paid in 1993 totaled $1,516,000.

     On February 3, 1993, ICH purchased 28,964 shares of BLHC common stock from the ICH Companies at their $24,318,000 cost basis and on March 15, 1993, ICH purchased Constitution's investment in CCP at its $9,640,000 cost basis plus interest from date of purchase. The ICH Companies' carrying values of these investments totaled a negative $31,897,000 (see Note 5). The difference between the amount received and the

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

carrying value of such investments totaling $53,219,000, net of tax effects, has been reflected in the accompanying financial statements as a deemed contribution from ICH to Southwestern Life.

     See Note 9 for a description of reinsurance agreements with affiliates.

     At December 31, 1994, Constitution held $21.5 million principal amount of ICH 11 1/4% Senior Subordinated Notes due 1996 (ICH Notes) with a carrying value of $18,287,000, and a fair value of $17,845,000. Interest income on the ICH Notes totaled $1,008,000 for the period from January 1, 1995 to December 14, 1995, $3,613,000 in 1994, and $1,988,000 in 1993. The ICH Notes were distributed as a dividend to ICH in conjunction with the sale of the ICH Companies in December 1995 at their estimated fair value of $13,330,000. The loss recognized on the dividend of $6,373,000 is reflected as a deemed dividend.

4. INVESTMENTS

     Investment income by type of investment is as follows (in thousands):

                                                       PERIOD FROM
                                                     JANUARY 1, 1995      YEAR ENDED DECEMBER 31,
                                                     TO DECEMBER 14,     ------------------------
                                                          1995             1994           1993
                                                     ---------------     --------       ---------
    Gross investment income (loss):
      Fixed maturities...............................    $  93,706         $104,214      $ 94,260
      Equity securities..............................        3,423              907         3,286
      Financial options and futures(a)...............       50,254           (8,744)       15,515
      Mortgage loans.................................       11,223           10,942        15,284
      Policy loans...................................        8,231            8,668         8,552
      Short-term investments.........................        9,786            8,098         7,320
      Collateral loans...............................        5,235            5,373         2,843
      Real estate....................................        3,805            4,450         4,533
      Investments held in trust under reinsurance
         treaty(b)...................................       13,343           11,026            --
      Other..........................................        2,525            3,273         3,972
                                                         ---------         --------      --------
                                                           201,531          148,207       155,565
      Less: Investment expenses......................        9,385           11,057        12,451
                                                         ---------         --------      --------
              Net investment income..................    $ 192,146         $137,150      $143,114
                                                         =========         ========      ========

---------------

(a) Financial options and futures were utilized in connection with certain separate account guaranteed investment contracts which were terminated during 1995. Financial options and futures are included in other invested assets and had a carrying value and fair value of $116,000 as of December 31, 1994.

(b) Investments held in trust by a reinsurer with carrying values of $133,742,000 and $178,240,000 as of December 14, 1995 and December 31, 1994,
    respectively, are included in amounts due from reinsurers.

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Following is an analysis of realized gains (losses) on investments (in thousands):

                                                         PERIOD FROM
                                                       JANUARY 1, 1995     YEAR ENDED DECEMBER 31,
                                                       TO DECEMBER 14,     -----------------------
                                                            1995             1994          1993
                                                       ---------------     ---------     ---------
     Fixed maturities................................      $ 1,823         $  2,707        $ 4,721
     Collateralized mortgage obligations.............       (3,448)         (76,345)        (7,738)
     Equity securities...............................          543             (722)        37,521
     Mortgage loans..................................         (492)          (3,105)            --
     Investment in limited partnership...............          952               --             --
     Investment real estate..........................           49            1,892         (2,116)
     Other...........................................           12            2,508         (5,564)
                                                           -------         --------        -------
                                                           $  (561)        $(73,065)       $26,824
                                                           =======         ========        =======

     The following table reflects investment writedowns which are included in realized investment gains or losses for the period from January 1, 1995 to December 14, 1995 and the years ended December 31, 1994 and 1993 (in thousands):

                                                       PERIOD FROM
                                                     JANUARY 1, 1995       YEAR ENDED DECEMBER 31,
                                                     TO DECEMBER 14,       -----------------------
                                                           1995              1994           1993
                                                     ----------------      --------       --------
     Fixed maturities............................         $   --            $    --         $4,350
     Collateralized mortgage obligations.........          3,448             76,345             --
     Equity securities...........................             --                430            109
     Mortgage loans..............................             --              3,000             --
     Investment real estate......................             --                571          3,000
                                                          ------            -------         ------
               Total writedowns..................         $3,448            $80,346         $7,459
                                                          ======            =======         ======

     Fixed maturities writedowns in 1993 were related to credit deterioration of noninvestment-grade securities. CMO writedowns in 1995 included $3,448,000 of other than temporary writedowns of derivative CMO investments in the SIST Residual. CMO writedowns in 1994 included $69,775,000 of other than temporary writedowns of derivative CMO investments in Fund America Investors Corporation II (Fund America Investment) and the Secured Investors Secured Trust 1993-1 (SIST Residual), $2,570,000 of writedowns on investments expected to be liquidated in 1995, and $4,000,000 of other than temporary writedowns on other CMO investments. Writedowns of equity securities in 1994 and 1993 primarily relate to non-redeemable preferred stocks. The mortgage loan writedown in 1994 reflects the provision of reserve for mortgage loan losses. Investment real estate writedowns reflect the general deterioration in real estate markets during 1994 and 1993.

     In 1993, the ICH Companies adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and classified their fixed maturities into two categories, available for sale and held to maturity. SFAS No. 115 also established criteria for the recognition of a permanent impairment in the carrying value of debt and equity securities. During 1993, the ICH Companies reflected a charge for the cumulative effect of writedowns of certain mortgage-backed securities required under the provisions of SFAS No. 115 totaling $6,198,000. The cumulative charge was reflected net of $2,169,000 in related income tax effects.

     During 1994, the ICH Companies continued to evaluate their Fund America Investment and the SIST Residual in accordance with SFAS No. 115 and Emerging Issues Task Force (EITF) Issue No. 93-18,

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

"Impairment Recognition for a Purchased Investment in a Collateralized Mortgage Obligation Investment or in a Mortgage-Backed Interest Only Certificate." Due primarily to the rising interest rate environment experienced in 1994 and its effect on the projected future cash flows of the Fund America Investment and the SIST Residual, realized investment losses were triggered under the provisions of EITF No. 93-18 on two occasions during 1994 and on one occasion during the period from January 1, 1995 to December 14, 1995.

     The amortized cost of investments and fixed maturities, the cost of equity securities and the estimated values of such investments at December 14, 1995 and December 31, 1994 by categories of securities are as follows (in thousands):

                                                                    GROSS        GROSS      ESTIMATED
                                                     AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                        COST        GAINS        LOSSES       VALUE
                                                     ----------   ----------   ----------   ----------
December 14, 1995:
  Available for sale:
     United States Government, government agencies
       and authorities.............................  $   38,412    $  1,010     $     (50)  $   39,372
     States, municipalities and political
       subdivisions................................      14,332       1,483            --       15,815
     Foreign government securities.................      16,764       1,754            --       18,518
     Public utilities..............................      95,251       2,967          (783)      97,435
     Mortgage-backed securities....................     469,824      18,781        (8,275)     480,330
     All other corporate...........................     485,514      26,747        (2,348)     509,913
                                                     ----------    --------     ---------   ----------
          Subtotal, available for sale fixed
            maturities.............................   1,120,097      52,742       (11,456)   1,161,383
  Held to maturity:
     Mortgage-backed securities....................      14,006          --          (590)      13,416
                                                     ----------    --------     ---------   ----------
          Subtotal, all fixed maturities...........   1,134,103      52,742       (12,046)   1,174,799
                                                     ----------    --------     ---------   ----------
  Non-redeemable preferred stocks..................       1,374         327            (5)       1,696
  Common stocks....................................         275         352          (150)         477
                                                     ----------    --------     ---------   ----------
          Subtotal, equity securities available for
            sale...................................       1,649         679          (155)       2,173
                                                     ----------    --------     ---------   ----------
          Total fixed maturities and equity
            securities ............................  $1,135,752    $ 53,421     $ (12,201)  $1,176,972
                                                     ==========    ========     =========   ==========
December 31, 1994:
  Available for sale:
     United States Government, government agencies
       and authorities.............................  $   45,153    $     15     $  (1,330)  $   43,838
     States, municipalities and political
       subdivisions................................      13,321          97          (266)      13,152
     Foreign government securities.................      16,852          26        (1,351)      15,527
     Public utilities..............................     117,026          41       (14,937)     102,130
     Mortgage-backed securities....................     630,266       1,631       (35,349)     596,548
     All other corporate...........................     525,084         734       (29,502)     496,316
                                                     ----------    --------     ---------   ----------
          Subtotal, available for sale fixed
            maturities.............................   1,347,702       2,544       (82,735)   1,267,511
  Held to maturity:
     Mortgage-backed securities....................      15,915          --        (2,003)      13,912
     Affiliated....................................      18,287          --          (442)      17,845
                                                     ----------    --------     ---------   ----------
          Subtotal, all fixed maturities...........   1,381,904       2,544       (85,180)   1,299,268
                                                     ----------    --------     ---------   ----------
  Non-redeemable preferred stocks..................       8,425         150            --        8,575
  Common stocks....................................       1,078         552           (67)       1,563
                                                     ----------    --------     ---------   ----------
          Subtotal, equity securities available for
            sale...................................       9,503         702           (67)      10,138
                                                     ----------    --------     ---------   ----------
     Total fixed maturities and equity
       securities..................................  $1,391,407    $  3,246     $ (85,247)  $1,309,406
                                                     ==========    ========     =========   ==========

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The amortized cost and estimated fair value of fixed maturities at December 14, 1995, by contractual maturity, is shown below (in thousands):

                                                                                  ESTIMATED
                                                                   AMORTIZED         FAIR
                                                                      COST          VALUE
                                                                   ----------     ----------
     Available for sale:
       Due in one year or less...................................  $   47,272     $   45,906
       Due after one year through five years.....................     123,862        127,408
       Due after five years through ten years....................     247,524        262,759
       Due after ten years.......................................     231,615        244,980
                                                                   ----------     ----------
                                                                      650,273        681,053
       Mortgage-backed securities................................     469,824        480,330
                                                                   ----------     ----------
       Subtotal, available for sale..............................   1,120,097      1,161,383
     Held to maturity:
       Mortgage-backed securities................................      14,006         13,416
                                                                   ----------     ----------
                                                                   $1,134,103     $1,174,799
                                                                   ==========     ==========

     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     Excluding scheduled maturities and sales related to reinsurance transactions, proceeds from sales of investments in debt securities during the period from January 1, 1995 to December 14, 1995 and for 1994 and 1993 and the related gross gains and gross losses realized on such sales were as follows (in thousands):

                                                          PERIOD FROM
                                                        JANUARY 1, 1995    YEAR ENDED DECEMBER 31,
                                                        TO DECEMBER 14,    -----------------------
                                                             1995             1994         1993
                                                        ---------------    ---------    ----------
     Proceeds from sales..............................     $ 281,623       $396,491       $508,057
                                                           =========       ========       ========
     Gross gains......................................     $   5,224       $  5,822       $ 20,271
                                                           =========       ========       ========
     Gross losses.....................................     $  (6,849)      $ (3,115)      $(15,771)
                                                           =========       ========       ========

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Following are changes in unrealized appreciation (depreciation) on investments (in thousands):

                                                         PERIOD FROM
                                                       JANUARY 1, 1995    YEAR ENDED DECEMBER 31,
                                                       TO DECEMBER 14,    -----------------------
                                                            1995             1994         1993
                                                       ---------------    ----------    ---------
     Investments carried at amortized cost:
       Fixed maturities held to maturity.............     $   1,413       $     (49)     $  8,744
                                                          =========       =========      ========
     Investments carried at fair value:
       Available for sale fixed maturities...........     $ 121,477       $(103,736)     $ 24,978
       Equity securities.............................          (111)         (2,098)      (22,746)
       Other.........................................           633             539          (159)
                                                          ---------       ---------      --------
                                                            121,999        (105,295)        2,073
     Less effect on other balance sheet accounts:
       Deferred policy acquisition costs.............       (19,083)         24,221       (11,460)
       Unearned revenue reserves.....................         8,030          (8,102)        2,732
       Deferred income taxes.........................       (38,849)         33,084         2,332
       Equity investees..............................            --              --          (861)
       Equity in unrealized gains (losses) of
          operations not acquired....................         6,992         (10,072)        2,848
       Minority interest in unrealized gains
          (losses)...................................          (573)            467            --
                                                          ---------       ---------      --------
     Change in unrealized investment gains and
       losses........................................     $  78,516       $ (65,697)     $ (2,336)
                                                          =========       =========      ========

     The carrying values of non-income producing nonaffiliated invested assets for the period from January 1, 1995 to December 14, 1995 were as follows (in thousands):

                                                                   1995
                                                                  -------
     Fixed maturities...........................................  $ 1,699
     Equity securities..........................................      496
     Investment real estate.....................................   13,992
     Mortgages..................................................    2,028
     Other invested assets......................................    2,914
                                                                  -------
                                                                  $21,129
                                                                  =======

     Other than the investment in the James M. Fail and CFSB Corp. collateralized notes totaling $41,308,000 and $49,465,000 at December 14, 1995 and December 31, 1994, respectively, there are no other investments in one issuer which exceeded 10% of business equity at December 14, 1995 or December 31, 1994.

     At December 14, 1995 and December 31, 1994, the ICH Companies held unrated or noninvestment-grade fixed maturities with carrying values of $67,146,000 and $98,997,000, respectively, and aggregate fair values of $67,075,000 and $98,737,000, respectively. These holdings amounted to 6% and 8% of the Company's fixed maturity investments and 4% and 5% of total cash and invested assets at December 14, 1995 and December 31, 1994, respectively. The holdings of noninvestment-grade securities are widely diversified and include securities of approximately 40 issuers.

     At December 14, 1995 and December 31, 1994, the ICH Companies held residual interest mortgage-backed securities other than the Fund America Investment and the SIST Residual with carrying values of $6,561,000 and $7,904,000, respectively, and fair values of $4,536,000 and $4,223,000, respectively. The

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

effective annual yield on such investments based on their carrying value approximated 4.5% at December 14, 1995.

     At December 14, 1995 and December 31, 1994, the ICH Companies held mortgage loans principally involving commercial real estate with carrying values of $104,119,000 and $123,048,000, respectively, and estimated fair values of $103,792,000, and $115,375,000, respectively. Approximately 66% of such mortgages involved property located in Texas, consisting of first mortgage liens on completed income-producing properties. No individual mortgage exceeds $8 million.

     The ICH Companies are required to maintain certain amounts of assets on deposit with state regulatory authorities. Such assets had an aggregate carrying value of $146,888,000 and $152,966,000 at December 14, 1995 and December 31,
1994, respectively.

     Constitution entered into interest rate swap arrangements to convert the interest rate characteristics of certain investments to match those of related insurance liabilities. The agreements expire in 1996 and 1997 and exchange fixed-rate payments ranging from 6.0% to 8.44% for three month LIBOR-based interest payments on notional amounts of $6.2 million and $23.3 million at December 14, 1995 and December 31, 1994, respectively. The interest rate differential to be received or paid is recognized over the lives of the agreements as an adjustment to interest expense. Constitution is exposed to credit risk in the event of default by counterparties to the extent of any amounts that have been recorded in the balance sheet and market risk as a result of potential future increases in LIBOR. The fair values of interest rate swap arrangements at December 14, 1995 and December 31, 1994, approximated $31,500 and $336,000, respectively.

5. INVESTMENTS IN EQUITY INVESTEES AND LIMITED PARTNERSHIPS

     Following is an analysis of the ICH Companies' investments in limited partnerships (in thousands):

                                                          PERIOD FROM
                                                        JANUARY 1, 1995     YEAR ENDED DECEMBER 31,
                                                        TO DECEMBER 14,     -----------------------
                                                             1995              1994        1993
                                                        ---------------     ---------     ---------
     Balance, beginning of period.......................     $25,005        $28,601         $20,332
     Contributions and capitalized costs................          --            321           4,947
     Equity in operating earnings (losses)..............       5,802          3,974           5,893
     Sale of partnership investment.....................        (804)            --              --
     Distribution to ICH of partnership interests not
       acquired in SWF acquisition......................      (3,100)            --              --
     Distributions of earnings..........................          --             --             (88)
     Other distributions................................          --         (7,891)         (2,483)
                                                            -------         -------         -------
     Balance, end of period.............................     $26,903        $25,005         $28,601
                                                            =======         =======         =======

     Included in limited partnerships at December 14, 1995, was a $26,903,000 investment, representing a 49% limited partnership interest, in a partnership formed to acquire through auction for resale certain mortgage loans and real estate formerly held by failed savings and loan associations. During 1994, this limited partnership distributed $7,891,000 of mortgages to Southwestern Life.

     At December 31, 1992, the ICH Companies owned a 39.2% indirect equity interest in Bankers, consisting of a 29.0% equity interest in BLHC and 10.2% equity interest through its limited partnership investment in CCP. In addition, the ICH Companies owned $34.7 million principal amount of BLHC 11% Junior Subordinated Debentures due 2003 and $42.9 million of a BLHC 11% preferred stock. The 1992 sale of Bankers was accounted for as a "step transaction" in accordance with GAAP. Accordingly, gain recognition

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

was limited to the 60.1% interest deemed to have been sold. The excess of the sales price over Southwestern Life's basis in Bankers on the 39.9% portion of the investment deemed to have been retained by Southwestern Life (excess of sales price over basis in retained interest) was reflected as a reduction in the carrying value of the ICH Companies investments in BLHC and CCP. In February and March 1993, the ownership interests in BLHC and CCP were purchased by ICH (see
Note 3).

     The results of operations of BLHC for the 1993 period prior to their purchase by ICH are as follows (in thousands):

                                                                                  1993
                                                                                --------
    Results of operations (unaudited):
      Revenues................................................................  $354,700
      Earnings from operations before effect of accounting change.............    29,800
      Extraordinary loss from early debt retirement...........................    (4,800)
      Net earnings attributable to common stock...............................    20,500

     Following is an analysis of the ICH Companies' equity investments in BLHC and CCP (in thousands):

                                                                                  1993
                                                                                --------
    Equity investments, beginning of year.....................................  $(36,303)
    Equity in earnings of BLHC and CCP, including amortization of portion of
      excess of sales price over basis........................................     5,267
    Equity in (elimination of equity in) unrealized investment gains..........      (861)
    Elimination of negative carrying value upon sale to ICH...................    31,897
                                                                                --------
    Equity investments, end of year...........................................  $     --
                                                                                ========

     Following is a summary of the equity in earnings of equity investees and limited partnerships (in thousands):

                                                              PERIOD FROM           YEAR ENDED
                                                            JANUARY 1, 1995        DECEMBER 31,
                                                            TO DECEMBER 14,     ------------------
                                                                 1995            1994       1993
                                                            ---------------     ------     -------
Operating earnings (losses):
  BLHC......................................................                               $ 5,267
  Limited partnerships......................................     $ 5,802        $3,974       5,893
                                                                 -------        ------      ------
Equity in operating earnings (losses).......................     $ 5,802        $3,974     $11,160
                                                                 =======        ======      ======
Distributed earnings received...............................     $    --        $   --     $    88
                                                                 =======        ======      ======

6. ACCOUNTING FOR COSTS IN EXCESS OF NET ASSETS ACQUIRED (GOODWILL)

     All of the ICH Companies' unamortized goodwill reflected in the combined balance sheets is attributable to Southwestern Life. Historically, Southwestern Life periodically assessed the recoverability of its goodwill through an actuarial projection of its undiscounted future earnings (excluding excess cost amortization) over the remaining life of such goodwill. Such projections assumed anticipated levels of new production over a succeeding five-year period.

     In early 1995, management concluded that the ICH Companies' accounting policy with respect to the recoverability of goodwill should be changed to discount projections of future earnings using an economic rate

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

of return that would be customary for evaluating the present value of future profits in connection with current life insurance company transactions. As a result of this accounting change, the goodwill attributable to Southwestern Life was reduced, as of December 31, 1994, from $288,333,000 to $77,650,000, or a total reduction of $210,683,000. Because such a change in accounting was determined to be inseparable from a change in an estimate, such reduction was reflected as a charge to operating earnings, as opposed to being reflected as a cumulative effect of a change in an accounting principle. As of December 31, 1995, the ICH Companies evaluated costs in excess of net assets acquired based upon 1995 experience and determined that an additional reduction of $9,225,000 was warranted, which has been reflected as additional amortization in 1995. Accumulated amortization was $302,435,000 and $290,895,000 at December 14, 1995 and December 31, 1994, respectively.

7. INSURANCE LIABILITIES

     Insurance liabilities consist of the following (in thousands):

                                                 MORTALITY OR    INTEREST
                                   WITHDRAWAL     MORBIDITY        RATE       DECEMBER 14,   DECEMBER 31,
                                   ASSUMPTIONS   ASSUMPTIONS    ASSUMPTIONS       1995           1994
                                   -----------   ------------   -----------   ------------   ------------
    Future policy benefits:
      Traditional life insurance
         contracts...............    Company       Company       6%-10%        $  363,546     $  377,199
                                   experience     experience
      Traditional annuity
         products................      N/A           N/A           N/A             98,883        102,467
      Individual accident and
         health..................    Company       Company       6%-10%            56,971         52,314
                                   experience     experience
      Unearned premiums..........      N/A           N/A           N/A             33,026         28,243
      Claims and benefits
         payable.................      N/A           N/A           N/A             59,370         45,875
      Dividend and coupon
         accumulations and
         other...................      N/A           N/A           N/A             20,447         23,023
                                                                               ----------     ----------
                                                                                  632,243        629,121
                                                                               ----------     ----------
    Universal life and investment
      contract liabilities:
      Universal life and
         annuities...............      N/A           N/A           N/A          1,087,910      1,203,185
      Guaranteed investment
         contracts...............      N/A           N/A           N/A              6,750        313,296
                                                                               ----------     ----------
                                                                                1,094,660      1,516,481
                                                                               ----------     ----------
                                                                               $1,726,903     $2,145,602
                                                                               ==========     ==========

     The estimated fair value of guaranteed investment contracts (GIC) approximated their carrying value at December 31, 1994 because it was expected that substantially all of such contracts were to be terminated during 1995. Remaining GICs as of December 14, 1995 are expected to be terminated during 1996 and 1997 and estimated fair values approximate their carrying values. The estimated fair value of the liabilities for other investment contracts is approximately equal to their carrying value at December 14, 1995 and December 31, 1994, because interest rates credited to account balances approximate current rates paid on similar investments and are generally not guaranteed beyond one year. The fair values of liabilities under all insurance contracts are taken into consideration in the ICH Companies' overall management of interest rate risk, which minimizes exposure to changing interest rates through the matching of investment maturities with amounts due under insurance contracts.

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Activity in the liability for claims and benefits payable for the period from January 1, 1995 to December 14, 1995 and for the years ended December 31, 1994 and 1993 is summarized as follows:

                                                            1995         1994         1993
                                                          --------     --------     --------
     Claims and benefits payable at beginning of year...  $ 45,875     $ 37,689     $ 37,299
     Less reinsurance recoverables......................       173           56           --
                                                          --------     --------     --------
       Net beginning balance............................    45,702       37,633       37,299
     Add incurred losses net of reinsurance:
       Current year.....................................   137,489      116,691      102,845
       Prior years......................................       117          667       (4,620)
                                                          --------     --------     --------
                                                           137,606      117,358       98,225
                                                          --------     --------     --------
     Deduct payments for claims, net of reinsurance:
       Current year.....................................    94,407       84,819       76,306
       Prior years......................................    29,648       24,470       21,585
                                                          --------     --------     --------
                                                           124,055      109,289       97,891
                                                          --------     --------     --------
     Claims and benefits payable, net of related
       reinsurance recoverables at end of year..........    59,253       45,702       37,633
     Plus reinsurance recoverables......................       117          173           56
                                                          --------     --------     --------
     Balance at end of year.............................  $ 59,370     $ 45,875     $ 37,689
                                                          ========     ========     ========

8. BUSINESS EQUITY AND RESTRICTIONS

     Substantially all of the combined business equity represents net assets of the ICH Companies that cannot be transferred to their parents in the form of dividends, loans or advances. Generally, the net assets of the ICH Companies available for transfer to their parents are limited to the greater of the ICH Companies' net gain from operations during the preceding year or 10% of the ICH Companies' net statutory surplus as of the end of the preceding year as determined in accordance with accounting practices prescribed or permitted by insurance regulatory authorities. Payment of dividends in excess of such amounts would generally require approval by the regulatory authorities. At December 14, 1995, any payment of dividends by the ICH Companies would require prior approval.

     The ICH Companies prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by their respective state insurance departments. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, and may differ from company to company within a state, and may change in the future. Furthermore, the NAIC has a project to codify statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. Accordingly, that project will likely change to some extent prescribed statutory accounting practices and may result in changes to the accounting practices that insurance enterprises use to prepare their statutory financial statements.

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     On the basis of reporting as prescribed by insurance regulatory authorities, the combined statutory capital and surplus of the ICH Companies after elimination of amounts attributable to investments in consolidated insurance subsidiaries, amounted to approximately $128,729,000 and $152,253,000 and the combined asset valuation reserve amounted to $23,070,000 and $28,758,000 as of December 31, 1995 and 1994, respectively. Combined statutory net income
(loss) was $(76,673,000), ($14,623,000) and $21,577,000 for the years ended
December 31, 1995, 1994 and 1993, respectively. A reconciliation between statutory net income (loss) to GAAP for the years ended December 31, 1995, 1994 and 1993 is as follows:

                                                             1995        1994         1993
                                                           --------    ---------    --------
     Statutory net income (loss).........................  $(76,673)   $ (14,623)   $ 27,735
     GAAP adjustments:
       Eliminate financial reinsurance...................    44,703       27,335      20,120
       Change in difference in carrying value of
          investments....................................    32,203      (71,010)      4,636
       Eliminate change in IMR...........................    12,903        6,732     (12,719)
       Equity in earnings of BLHC........................        --           --       5,267
       Amortization of costs in excess of net assets
          acquired.......................................   (11,540)      (9,010)     (9,010)
       Change in accounting for costs in excess of net
          assets
          acquired.......................................        --     (210,683)         --
       Deferred income tax (expense) benefit.............    (1,847)       8,314      (7,277)
       Other.............................................     2,846       (5,681)      4,399
                                                           --------    ---------    --------
     GAAP net earnings (loss)............................  $  2,595    $(268,626)   $ 33,151
                                                           ========    =========    ========

     Other includes differences related to deferred policy acquisition cost and present value of business acquired, policy benefit reserves and other items. Included in other in 1995 is a reduction of estimated GAAP profits for the period December 15, 1995 to December 31, 1995 of approximately $340,000.

9. REINSURANCE

     The ICH Companies have set their retention limit for acceptance of risk on life insurance policies at various levels currently up to $500,000. There are reinsurance agreements with various companies whereby insurance in excess of the ICH Companies' retention limits is reinsured. To the extent that reinsuring companies become unable to meet their obligations under these agreements, the subsidiaries remain contingently liable. Insurance in force ceded as of December 14, 1995 and December 31, 1994, under risk sharing arrangements totaled approximately $3.0 billion and $3.4 billion, respectively.

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Reinsurance contracts do not relieve the ICH Companies from their obligations to policyholders. Therefore, the ICH Companies are contingently liable for recoverable unpaid claims and policyholder liabilities ceded to reinsurers in the unlikely event that assuming reinsurers are unable to meet their obligations. The ICH Companies evaluate the financial condition of their reinsurers to minimize the exposure to significant losses from reinsurer insolvencies. At December 14, 1995 and December 31, 1994, the ICH Companies have reflected in their combined balance sheets an asset for amounts due from reinsurers totaling $152,866,000 and $199,035,000, respectively, and have correspondingly increased their insurance liabilities by the same amounts in each respective year. The effect of reinsurance on policy revenue earned and the related benefits incurred by such reinsurers for the period from January 1, 1995 to December 14, 1995 and for the years ended December 31, 1994 and 1993 (in thousands) is as follows:

                                                              1995        1994        1993
                                                            --------    --------    --------
     Direct policy revenues and amounts assessed against
       policyholders......................................  $250,427    $254,700    $263,760
     Reinsurance assumed..................................     3,116       5,719       2,023
     Reinsurance ceded....................................   (11,328)    (21,770)    (27,131)
                                                            --------    --------    --------
     Net premiums and amounts earned......................  $242,215    $238,649    $238,652
                                                            ========    ========    ========
     Benefits and withdrawals ceded.......................  $  6,149    $  9,711    $ 51,476
                                                            ========    ========    ========

     Amounts due from reinsurers included amounts due from ERC of $138,982,000 at December 14, 1995 and $188,756,000 at December 31, 1994 (see Note 3). The underlying assets held by ERC had carrying values of $125,907,000 and $170,709,000 and fair values of $131,386,000 and $162,751,000 at December 14,
1995 and December 31, 1994, respectively.

     Southwestern Life has ceded blocks of insurance under reinsurance treaties with ERC to provide funds for financing and other purposes. These reinsurance transactions, are considered "surplus relief reinsurance," and represent financing arrangements and, in accordance with GAAP, are not reflected in the accompanying financial statements except for the risk fees paid to ERC. Statutory surplus provided by such treaties totaled $51.5 million at December 14, 1995 and $57.8 million at December 31, 1994. The life reinsurance treaty with ERC was canceled effective March 31, 1996 and the effects of the recapture were recorded by Southwestern Life in its statutory financial statements as of December 31, 1995. Risk fees paid to reinsurers generally range from 2% to 4% of the net amount of surplus provided.

     On August 1, 1990, Constitution entered into a coinsurance agreement whereby it ceded to Modern American substantially all of its liability in effect (net of any prior reinsurance ceded) for all policies in force on August 1, 1990. Activity under this agreement is summarized as follows (in thousands):

                                                                      1993
                                                                     ------
     Premiums and other revenue ceded..............................  $3,143
     Reinsurance commissions and expense allowance ceded...........      48
     Benefits ceded................................................   3,879

     On September 29, 1993, as part of a corporate plan of restructuring, Constitution terminated the agreement with Modern American and recaptured liabilities of $83,370,000. Net of the payment of a $7 million recapture fee, net assets of $76,370,000 were transferred to Constitution. Included in these assets were $9,165,000 par value of ICH 11.25% Senior Subordinated Notes and 100% ownership of the common stock of Philadelphia American with a book value of $37,800,000. The Philadelphia American stock was subsequently distributed in the form of a dividend to Southwestern Life. The net gain to Constitution from the recapture of $313,000, net of taxes, is reflected as a deemed contribution of capital.

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

10. COMMITMENTS, LITIGATION AND CONTINGENT LIABILITIES

     Southwestern Life has a lease covering certain of its administrative office facilities which expires November 30, 1997. Minimum rental commitments under the lease total $7.5 million.

     From time to time, assessments are levied on the ICH Companies by life and health guaranty associations in states in which they are licensed to do business. Such assessments are made primarily to cover the losses of policyholders of insolvent or rehabilitated insurers. In some states, these assessments can be partially recovered through a reduction in future premium taxes. The ICH Companies paid assessments of $2.1 million, $2.4 million and $2.9 million for the period January 1, 1995 to December 14, 1995 and for the years 1994 and 1993, respectively. Based on information currently available, the ICH Companies had accrued approximately $3.5 million at December 14, 1995 for future assessments.

     Various lawsuits and claims are pending against the ICH Companies. Based in part upon the opinion of counsel as to the ultimate disposition of these matters, management believes that the liability, if any, will not be material.

11. FEDERAL INCOME TAXES

     Prior to their sale in December 1995, the ICH Companies, other than Marquette and ICH Funding, were included in a consolidated income tax return with ICH and substantially all of ICH's other subsidiaries. The Consolidated Return Group was subject to a Tax Allocation Agreement under which each member's tax liability equals or approximates separate return calculations with current credit for net losses utilized by other members of this group. During 1994, ICH paid taxes owed by ICH Funding of $424,000, which has been reflected as a deemed contribution.

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Pursuant to the December 14, 1995 Stock Acquisition Agreement between SWF and ICH, the sale of Southwestern Life was treated as a deemed sale of assets subject to an election under Section 338(h)(10) of the Internal Revenue Code. Further, the benefits of the sale were to be retained by ICH as the seller. As a result, Southwestern Life's net deferred tax asset of $12.8 million is reflected as a deemed dividend to ICH. The ICH Companies' deferred federal income tax asset at December 14, 1995 (excluding Southwestern Life) and December 31, 1994, is comprised of the tax benefit (cost) associated with the following items based on 35% tax rates in effect (in thousands):

                                                                  DECEMBER 14,     DECEMBER 31,
                                                                      1995             1994
                                                                  ------------     ------------
     Deferred tax assets:
       Items subject to ordinary tax treatment:
          Deferred policy acquisition costs and value of
            business acquired...................................    $(13,824)        $(56,656)
          Future policy benefits................................      10,599           55,614
          Other assets and liabilities..........................       9,491           33,270
          Net operating loss carryforwards......................       2,264            1,887
                                                                    --------         --------
                                                                       8,530           34,115
                                                                    --------         --------
       Invested assets, subject to capital gains (loss)
          treatment:
          Alternative minimum tax credit carryforwards..........         326            8,673
          Unrealized capital losses.............................          --           27,730
          Invested assets.......................................       9,123            7,219
                                                                    --------         --------
                                                                       9,449           43,622
                                                                    --------         --------
               Deferred income tax asset........................      17,979           77,737
     Deferred tax liabilities:
       Unrealized capital gains.................................      (1,936)              --
       Less: valuation allowance................................      (9,135)          (9,389)
                                                                    --------         --------
     Net deferred tax asset.....................................    $  6,908         $ 68,348
                                                                    ========         ========

     The components of the provision (credit) for income taxes on operating earnings (loss) are as follows (in thousands):

                                                            PERIOD FROM          YEAR ENDED
                                                          JANUARY 1, 1995       DECEMBER 31,
                                                          TO DECEMBER 14,    ------------------
                                                               1995           1994       1993
                                                          ---------------    -------    -------
     Current tax provision..............................      $ 8,119        $ 7,272    $13,482
     Deferred tax provision (credit)....................        1,847         (8,314)     7,277
                                                              -------        -------    -------
     Income tax provision (credit)......................      $ 9,966        $(1,042)   $20,759
                                                              =======        =======    =======

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     A reconciliation of the income tax provisions (credits) based on the prevailing corporate tax rate of 35% to the provisions (credits) reflected in the consolidated financial statements is as follows (in thousands):

                                                           PERIOD FROM
                                                         JANUARY 1, 1995    YEAR ENDED DECEMBER 31,
                                                         TO DECEMBER 14,    -----------------------
                                                              1995             1994         1993
                                                         ---------------    ----------    ---------
     Computed expected income tax provision (credit) at
       statutory regular tax rate......................      $ 3,571        $(93,501)       $18,958
     Change in accounting for excess cost..............           --          73,739             --
     Amortization of excess cost.......................        4,039           3,154          3,154
     Effect of change in income tax rate...............           --              --           (745)
     Reduction in (benefit from) utilization of tax
       loss carryforwards..............................           --           2,875         (2,328)
     Additional tax basis gains on sales of
       subsidiaries....................................           --           1,076             --
     Provision for tax settlement......................          382           7,981             --
     Increase in deferred tax asset valuation
       allowance.......................................        2,955           3,969          5,420
     Other.............................................         (981)           (335)        (3,700)
                                                             -------        --------        -------
               Income tax provision (credit)...........      $ 9,966        $ (1,042)       $20,759
                                                             =======        ========        =======

     At December 14, 1995, the ICH Companies had the following income tax carryforwards available (in thousands):

                                                                          TAX      EXPIRATION
                                                                        PURPOSES      DATES
                                                                        --------   -----------
     U.S. federal regular tax operating loss carryforwards............   $6,467       2009
     U.S. federal AMT credit carryforwards against regular tax........      361    Indefinite

     Management has periodically assessed the ability of the ICH Companies to produce taxable income in future periods sufficient to fully utilize their operating book/tax temporary differences and tax loss carryforwards. These assessments have included actuarial projections under alternative scenarios of future profits on the existing insurance in force of the ICH Companies, including provisions for adverse deviation and assumptions regarding new business. Valuation allowances totaling $9,135,000 and $9,389,000 were provided against the ICH Companies' deferred tax assets at December 14, 1995 and December 31, 1994, respectively, to reflect the uncertainties of realizing all of the benefits of temporary differences and available tax loss carryforwards.

     Included in the deferred income tax asset at December 14, 1995 are tax effects totaling $13,706,000 associated with unrealized investment gains included in business equity. Included in the deferred income tax asset at December 31, 1994 are tax effects totaling $25,143,000 associated with unrealized investment losses included in business equity. Substantially all of such unrealized investment losses at December 31, 1994, were attributable to the available for sale fixed maturities. Management assessed the level of the ICH Companies' cash and short-term investments, the quality and duration of their available for sale fixed maturity portfolios, and the likelihood that the ICH Companies would be required to dispose of a substantial portion of their available for sale fixed maturities and incur net capital losses in order to meet their liquidity needs. These assessments included a review of actuarial cash flow projections under various interest rate scenarios and evaluations of historical data relative to benefits and surrender activity. Management has concluded based on such assessment that it is unlikely that the ICH Companies would be required to incur significant capital losses to meet anticipated liquidity needs over the near term and, accordingly, has reflected a deferred tax asset relative to unrealized investment losses at December 31, 1994.

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     ICH and its subsidiaries, including the ICH Companies, have been under examination by the Internal Revenue Service (IRS) for the tax years 1986 through 1992 and subsequently expanded its examination to include the years 1993, 1994 and 1995. In 1994, the IRS issued Notices of Proposed Deficiencies in the amount of $127.7 million to ICH's insurance subsidiaries for the tax years 1986 through 1989. In August 1995, the subsidiaries agreed to settle this matter by paying $33.6 million of additional income taxes and $34.6 million of interest (calculated through September 30, 1995), which settlement was approved by the U.S. Congress Joint Committee on Taxation. The ICH Companies have reflected their allocable share of the settlement, approximately $3 million, in the accompanying financial statements. The IRS recently completed its examination of the tax years 1990 through 1995. On July 1, 1996, the IRS and ICH agreed on a tentative settlement that will result in a net refund to ICH of approximately $4.2 million. The settlement is subject to approval by the U.S. Congress Joint Committee on Taxation and the U.S. Bankruptcy Court.

     The ICH Companies, as former members of the ICH consolidated tax return, have joint and several liability for taxes and interest deemed to be owed by the ICH consolidated tax group. However, ICH has indemnified the ICH Companies and has placed in escrow funds that are sufficient to satisfy the tax settlement for the years through 1995. Based upon this indemnification, the escrowed funds, and the fact that the IRS settlement results in a net refund, the ICH Companies should not incur any material liability and, therefore, have not reflected any such provision in the accompanying financial statements.

12. BENEFIT PLANS

     The ICH Companies have not established retirement benefit plans for their employees.

     Effective January 1, 1993, the ICH Companies adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 106 requires that an enterprise accrue, during the years that an employee renders the necessary service, the expected cost of providing postretirement life and health care benefits to an employee and the employee's beneficiaries and covered dependents. The ICH Companies' transition obligation as of January 1, 1993, approximated $11,990,000. The ICH Companies reflected a credit for the cumulative effect to January 1, 1993, of providing postretirement benefits for their remaining employees totaling $3,329,000. The cumulative credit has been reflected net of $1,165,000 in related income tax effects. The ICH Companies' obligation for accrued postretirement benefits is unfunded. Following is an analysis of the change in the liability for accrued postretirement benefits for the period from January 1, 1995 to December 14, 1995 (in thousands):

    Accrued postretirement benefits, beginning of year.........................  $12,891
                                                                                 -------
    Recognition of components of net periodic postretirement benefit cost:
      Service cost.............................................................      190
      Interest cost............................................................      760
      Amortization of prior service costs......................................     (234)
                                                                                 -------
      Net periodic postretirement benefit cost.................................      716
    Benefit payments...........................................................     (988)
    Curtailment gain...........................................................     (706)
    Deemed contribution from reallocation of certain active and retired employees among affiliates pursuant to sales of the ICH Companies to
      SWF......................................................................   (4,428)
                                                                                 -------
    Net change.................................................................   (5,406)
                                                                                 -------
    Accrued postretirement benefits, end of period.............................  $ 7,485
                                                                                 =======

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The liability for accrued postretirement benefits includes the following at December 14, 1995 (in thousands):

     Accumulated postretirement benefit obligation:
       Retirees.................................................  $ 6,302
       Active eligible..........................................       --
       Active ineligible........................................       --
                                                                  -------
                                                                    6,302
     Unrecognized actuarial loss................................   (1,265)
     Unrecognized prior service cost............................    2,448
                                                                  -------
     Accrued postretirement benefits............................  $ 7,485
                                                                  =======

     For measurement purposes, a 6.5% annual rate increase in the health care cost trend rate was assumed for 1995; the rate was assumed to decrease gradually to 4.5% by the year 2015 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated postretirement health care benefit obligation as of December 14, 1995 by $528,000 and the aggregate of the service and interest components of net periodic postretirement health care benefit cost for 1995 by $195,000. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 6.75%. Effective January 1, 1995, the ICH Companies amended their postretirement life and medical plans to require ten years at eligible service after age 45 for eligibility of benefits. The change in eligibility rules resulted in a curtailment gain of $706,000 during 1995.

13. INDUSTRY SEGMENT DATA

     The ICH Companies are principally engaged in the sale and underwriting of individual life and health insurance, and accumulation products. Total revenues by segment reflect sales to unaffiliated customers. Operating earnings (loss) equal total revenues less operating expenses.

     Premium income and other considerations includes premium income, mortality and administration charges, surrender charges and amortization of deferred policy initiation fees. Net investment income and other income are allocated to the segments based on rates ranging from 6% to 10% related to reserves generated by each of the three insurance segments. Corporate revenues and operating earnings include equity in earnings (losses) of equity investees and limited partnerships and net investment income considered to be income applicable to the investment of capital and surplus funds. Operating expenses are allocated to each segment based on a number of assumptions and estimates and reported segment operating results would change if different methods were applied. The mark-up charged by FMI (see Note 3) is reflected as a corporate expense.

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                         PERIOD FROM
                                                       JANUARY 1, 1995     YEAR ENDED DECEMBER 31,
                                                       TO DECEMBER 14,     ------------------------
                                                            1995              1994          1993
                                                       ---------------     ----------    ----------
Revenues:
  Individual life..................................      $   165,625       $  166,538    $  153,624
  Individual health................................          168,069          168,316       163,086
  Accumulation products............................           90,764           36,950        59,232
  Corporate........................................           13,248           11,766        20,826
  Realized investment gains (losses)...............             (561)         (73,065)       26,824
  Gain (loss) on sale of subsidiaries..............              145           (4,200)           --
                                                         -----------       ----------    ----------
          Total revenues...........................      $   437,290       $  306,305    $  423,592
                                                         ===========       ==========    ==========
Operating earnings (loss):
  Individual life..................................      $    15,780       $   16,953    $    5,615
  Individual health................................              (69)          10,784        19,166
  Accumulation products............................           (3,373)          (9,585)        7,400
  Corporate........................................            9,820           11,661         5,686
  Realized investment gains (losses)...............             (561)         (73,065)       26,824
  Gain (loss) on sale of subsidiaries..............              145           (4,200)           --
  Amortization of excess cost......................          (11,540)          (9,010)       (9,010)
  Change in accounting for excess of cost..........               --         (210,683)           --
  Interest expense.................................               --               --        (1,516)
                                                         -----------       ----------    ----------
          Operating earnings (loss) from continuing
            operations before income taxes.........      $    10,202       $ (267,145)   $   54,165
                                                         ===========       ==========    ==========
Total assets:
  Individual life..................................      $ 1,323,590       $1,373,174    $1,424,417
  Individual health................................          204,134          176,057       175,789
  Accumulation products............................          421,899          739,843       805,214
  Corporate........................................          169,075          218,923       474,768
                                                         -----------       ----------    ----------
                                                         $ 2,118,698       $2,507,997    $2,880,188
                                                         ===========       ==========    ==========

14. SUPPLEMENTAL DATA TO CONSOLIDATED STATEMENTS OF CASH FLOWS

     Fixed maturity investments held to maturity at amortized cost decreased from $26,149,000 at December 31, 1993 to $15,915,000 at December 31, 1994. The
decrease was principally due to the redemption during 1994 of one security with a book value of $10,000,000. No gain or loss was recorded on the redemption. No purchases, sales or transfers of securities occurred in this category during the period from January 1, 1995 to December 14, 1995.

     Cash payments for income taxes were as follows (in thousands):

                                                         PERIOD FROM
                                                       JANUARY 1, 1995     YEAR ENDED DECEMBER 31,
                                                       TO DECEMBER 14,     -----------------------
                                                            1995             1994          1993
                                                       ---------------     ---------     ---------
    Income taxes...................................        $ 3,409         $14,895        $72,505

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The following reflects assets and liabilities disposed of relative to the sale of Bankers New York during the period from January 1, 1995 to December 14, 1995, (in thousands):

     Assets of subsidiary sold................................................  $ 244,109
     Liabilities of subsidiary sold...........................................   (210,367)
                                                                                ---------
               Net investment in subsidiary sold..............................  $  33,742
                                                                                =========

     Because Bankers New York is reflected in net assets of discontinued operations, the statement of cash flows reflects gross proceeds of $35,055,000.

     The following reflects assets acquired and liabilities assumed relative to the acquisition of Marquette (see Note 2), consideration given for such acquisition and the net cash flow relative to such acquisition during the year ended December 31, 1994 (in thousands):

     Assets of acquired subsidiary..............................................  $ 8,177
     Liabilities of acquired subsidiary.........................................   (1,546)
     Excess cost of investment in subsidiary over net assets acquired...........    1,584
                                                                                  -------
               Cost of acquisition..............................................  $ 8,215
                                                                                  =======
     Net cash flow from acquisition:
       Cash paid for acquisition................................................  $ 8,215
       Cash of acquired subsidiary..............................................   (4,626)
                                                                                  -------
               Net cash required by acquisition.................................  $ 3,589
                                                                                  =======

15. OTHER OPERATING INFORMATION

     Other operating costs and expenses for the period from January 1, 1995 to December 14, 1995 and for the two years ended December 31, 1994 are as follows (in thousands):

                                                        PERIOD FROM
                                                      JANUARY 1, 1995     YEAR ENDED DECEMBER 31,
                                                      TO DECEMBER 14,     -----------------------
                                                           1995             1994           1993
                                                      ---------------     --------       --------
     Non-deferrable commission expense..............      $ 8,433         $ 8,488         $ 9,725
     Taxes, licenses and fees.......................       11,196          10,523          10,426
     General and administrative expenses............       35,638          38,627          52,446
     Consolidation expenses.........................           --              --           5,049
                                                          -------         -------         -------
               Other operating expenses.............      $55,267         $57,638         $77,646
                                                          =======         =======         =======

     For the years ended December 31, 1993, the ICH Companies reflected consolidation and reorganization expenses totaling $5,049,000. The expenses were associated with the operational consolidation of three of ICH's Texas-based insurance subsidiaries, including Southwestern Life and Union Bankers.

                   INSURANCE OPERATIONS OF I.C.H. CORPORATION
                 ACQUIRED BY SOUTHWESTERN FINANCIAL CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Changes in the value of business acquired for the period from January 1, 1995 to December 14, 1995 and for the two years ended December 31, 1994 are as follows (in thousands):

                                                         PERIOD FROM
                                                       JANUARY 1, 1995     YEAR ENDED DECEMBER 31,
                                                       TO DECEMBER 14,     -----------------------
                                                            1995              1994         1993
                                                       ---------------     ---------     ---------
     Balance, beginning of year......................     $  62,984        $ 43,938        $46,318
     Amortization:
       Cash flow realized............................       (11,576)        (11,262)        (8,237)
       Interest capitalized..........................         5,150           5,005          3,852
       Impairment resulting from increased surrender
          activity...................................            --          (8,588)            --
     Sale of subsidiaries and reinsurance............            --              --          2,005
     Recapture of CFLIC business.....................            --          33,891             --
                                                          ---------        --------        -------
     Balance, end of year............................     $  56,558        $ 62,984        $43,938
                                                          =========        ========        =======

     The interest accrual rate for the value of business acquired ranged from 8% to 10% during the period from January 1, 1995 to December 14, 1995 and for each of the two years in the period ended December 31, 1994.

================================================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR ANY OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, OTHER THAN THOSE TO WHICH IT RELATES, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
The Company...........................     3
Risk Factors..........................     3
Use of Proceeds.......................     4
Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends...........     5
Selling Securityholders...............     5
Plan of Distribution..................     5
Description of the Convertible
  Preferred Stock.....................     6
Legal Matters.........................    10
Experts...............................    11
Index to Financial Statements.........   F-1

================================================================================

================================================================================

                               PENNCORP FINANCIAL
                                  GROUP, INC.

                                2,875,000 SHARES
                          $3.50 SERIES II CONVERTIBLE
                                PREFERRED STOCK

                                4,118,911 SHARES
                                  COMMON STOCK

                               -----------------

                                   PROSPECTUS

                               -----------------

                                         , 1996


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses in connection with the issuance and distribution of the Convertible Preferred Stock and the Common Stock being registered, other than underwriting discounts and commissions, are estimated (other than with respect to the SEC Registration Fee) to be as follows:

     SEC Registration Fee..........................................  $ 46,723
     Accounting Fees and Expenses..................................    25,000
     Legal Fees and Expenses.......................................    30,000
     Printing Fees and Expenses....................................    30,000
     Miscellaneous.................................................     5,000
                                                                     --------
               TOTAL...............................................  $136,723
                                                                     ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Delaware law authorizes corporations to limit or to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The Registrant's Certificate of Incorporation limits the liability of the Registrant's directors to the Registrant or its stockholders to the fullest extent permitted by the Delaware statute as in effect from time to time. Specifically, directors of the Registrant will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in the Delaware law, or
(iv) for any transaction from which the director derived an improper personal benefit.

     The Certificate of Incorporation of the Registrant provides that the Registrant shall indemnify its officers and directors and former officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware. Pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware, the Registrant has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee, or agent of the Registrant, against any and all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Registrant and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the Registrant as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS.

     The following is a list of all exhibits filed as a part of this Registration Statement.

      EXHIBIT
       NUMBER                                DESCRIPTION OF EXHIBITS
-------------------- ------------------------------------------------------------------------
         3.1         -- Certificate of Designation for $3.50 Series II Convertible Preferred
                        Stock.+
         4.2         -- Registration Rights Agreement, dated as of August 2, 1996, by and between the Registrant and Smith Barney Inc., Donaldson, Lufkin &
                        Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner &
                        Smith Incorporated.(1)
         5.1         -- Opinion of Weil, Gotshal & Manges LLP.+
        12.1         -- Statement re computation of ratios of earnings to fixed charges and preferred stock dividends.+
        15.1         -- Letter from KPMG Peat Marwick LLP regarding unaudited interim financial information.+
        23.1         -- Consent of Weil, Gotshal & Manges LLP (included in opinion filed as
                        Exhibit 5.1 to this Registration Statement).+
        23.2         -- Consent of KPMG Peat Marwick LLP.+
        23.3         -- Consent of Deloitte & Touche LLP.+
        23.4         -- Consent of Deloitte & Touche LLP.+
        23.5         -- Consent of Coopers & Lybrand L.L.P.+
        24.1         -- Power of Attorney (included on page II-4 of this Registration
                        Statement).

---------------

  + Filed herewith.
(1) Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 of PennCorp Financial Group, Inc.

ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes the following:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) See Item 15.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 30, 1996.

                                            PENNCORP FINANCIAL GROUP, INC.

                                            By: /s/  SCOTT D. SILVERMAN
                                               --------------------------------
                                                     Scott D. Silverman
                                               Senior Vice President, General
                                                   Counsel and Secretary

     Each person whose signature to this Registration Statement appears below hereby appoints David J. Stone, Steven W. Fickes, Scott D. Silverman and James
P. McDermott, and each individually, any one of whom may act without the joinder of the others, as his agent and attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all pre- and post-effective amendments to this Registration Statement, which may make such changes and additions to this Registration Statement as such agent and attorney-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------  ------------------
             /s/  DAVID J. STONE               Chairman of the Board, Chief  September 30, 1996
---------------------------------------------    Executive Officer and
               David J. Stone                    Director (Principal
                                                 Executive Officer)

            /s/  STEVEN W. FICKES              President, Chief Financial    September 30, 1996
---------------------------------------------    Officer and Director
              Steven W. Fickes                   (Principal Financial and
                                                 Accounting Officer)

           /s/  ALAN D. GREENBERG              Vice Chairman and Director    September 30, 1996
---------------------------------------------
             Allan D. Greenberg

                      *                        Director                      September 30, 1996
---------------------------------------------
            William M. McCormick

            /s/  THOMAS A. PLAYER              Director                      September 30, 1996
---------------------------------------------
              Thomas A. Player

             /s/  KENNETH ROMAN                Director                      September 30, 1996
---------------------------------------------
                Kenneth Roman

           /s/  BRUCE W. SCHNITZER             Director                      September 30, 1996
---------------------------------------------
             Bruce W. Schnitzer

           /s/  MAURICE W. SLAYTON             Director                      September 30, 1996
---------------------------------------------
             Maurice W. Slayton

             /s/  DAVID C. SMITH               Director                      September 30, 1996
---------------------------------------------
               David C. Smith

                                 EXHIBIT INDEX

      EXHIBIT
       NUMBER                                DESCRIPTION OF EXHIBITS
-------------------- ------------------------------------------------------------------------
         3.1         -- Certificate of Designation for $3.50 Series II Convertible Preferred
                        Stock.+
         4.2         -- Registration of Rights Agreement, dated as of August 2, 1996, by and between the Registrant and Smith Barney Inc., Donaldson, Lufkin &
                        Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner &
                        Smith Incorporated.(1)
         5.1         -- Opinion of Weil, Gotshal & Manges LLP.+
        12.1         -- Statement re computation of ratios of earnings to fixed charges and preferred stock dividends.+
        15.1         -- Letter from KPMG Peat Marwick LLP regarding unaudited interim financial information.+
        23.1         -- Consent of Weil, Gotshal & Manges LLP (included in opinion filed as
                        Exhibit 5.1 to this Registration Statement).+
        23.2         -- Consent of KPMG Peat Marwick LLP.+
        23.3         -- Consent of Deloitte & Touche LLP.+
        23.4         -- Consent of Deloitte & Touche LLP.+
        23.5         -- Consent of Coopers & Lybrand L.L.P.+
        24.1         -- Power of Attorney (included on page II-4 of this Registration
                        Statement).

---------------

 +  Filed herewith.

(1) Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 of PennCorp Financial Group, Inc.